Exhibit 10.16

EXECUTION

CREDIT AND GUARANTY AGREEMENT
Dated as of December 5, 2007
by and among
THE GENERATIONS NETWORK, INC.
(as borrower from and after merger with HALEY ACQUISITION CORPORATION),
HALEY ACQUISITION CORPORATION
(as borrower prior to merger with and into THE GENERATIONS NETWORK, INC.),
THE GUARANTORS PARTY HERETO,
CIT LENDING SERVICES CORPORATION,
as Administrative Agent,
BANK OF MONTREAL, CHICAGO BRANCH,
as Syndication Agent,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Documentation Agent,
CHURCHILL FINANCIAL LLC,
as Co-Documentation Agent,
ZIONS FIRST NATIONAL BANK,
as Swingline Lender and L/C Issuer,
and
THE OTHER LENDERS PARTY HERETO
Arranged By:
BMO CAPITAL MARKETS,
DEUTSCHE BANK TRUST COMPANY AMERICAS
and
CIT CAPITAL SECURITIES, LLC,
as Co-Lead Arrangers
and
BMO CAPITAL MARKETS,
and
CIT CAPITAL SECURITIES, LLC,
as Co-Book Runners

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(Continued)

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(Continued)

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(Continued)

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(Continued)

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SCHEDULES

2.01	Commitments and Pro Rata Shares
2.14(d)	Credit Card Depository Accounts
5.06	Litigation
5.10	Insurance
5.11	Taxes
5.13	Capitalization
5.16	Compliance with Laws
5.17	IP Rights
5.18	Brokers Fees
5.20(a)	Locations of Real Property
5.20(b)	Locations of Tangible Personal Property
5.20(c)	Locations of Chief Executive Office
5.28	Licensing and Accreditation
6.20	Post-Closing Covenants
7.01	Liens Existing on the Closing Date
7.02	Investments Existing on the Closing Date
7.03	Indebtedness Existing on the Closing Date
7.08	Affiliate Transactions Existing on the Closing Date
12.02	Certain Addresses for Notices
EXHIBITS

A-1	Form of Loan Notice
A-2	Form of Swingline Loan Notice
B-1	Form of Revolving Note Form of Term Note
B-3	Form of Swingline Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption Agreement
E	Form of Joinder Agreement
ANNEXES

A	Closing Checklist

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CREDIT AND GUARANTY AGREEMENT
     This CREDIT AND GUARANTY AGREEMENT is entered into as of December 5, 2007 among THE GENERATIONS NETWORK, INC., a Delaware corporation, as borrower upon and at all times after giving effect to the Target Acquisition, HALEY ACQUISITION CORPORATION, a Delaware corporation (the “Merger Subsidiary”), as borrower prior to giving effect to the Target Acquisition, the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, and CIT LENDING SERVICES CORPORATION, as Administrative Agent, BANK OF MONTREAL, CHICAGO BRANCH, as Syndication Agent, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Documentation Agent and CHURCHILL FINANCIAL LLC, as Co-Documentation Agent, ZIONS FIRST NATIONAL BANK, as L/C Issuer and Swingline Lender, BMO CAPITAL MARKETS, DEUTSCHE BANK TRUST COMPANY AMERICAS and CIT CAPITAL SECURITIES, LLC, as Co-Lead Arrangers, and BMO CAPITAL MARKETS and CIT CAPITAL SECURITIES, LLC, as Co-Book Runners.
     At the time of the making of the initial Loans (as hereinafter defined) hereunder on the Closing Date (as hereinafter defined), the Merger Subsidiary shall be the “Borrower” hereunder. Immediately after the making of the initial Loans on the Closing Date, the Merger Subsidiary shall merge with and into the Target, with the Target as the surviving entity, and upon the consummation of such merger and at all times thereafter, the Target shall be the “Borrower” hereunder.
     The Borrower has requested that, substantially simultaneously with the consummation of the Target Acquisition, the Lenders provide $150,000,000 in credit facilities for the purposes set forth herein and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Accounts” means all of the Loan Party’s present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) guaranties, (d) other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (e) property, including notes and deposits, of the Loan Parties’ account debtors securing the obligations owed by such account debtors to the Loan Parties; and (f) all proceeds of any of the foregoing.
     “Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person or all or a majority of the Capital Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
     “Administrative Agent” means CIT-LSC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Bank Account” means the Administrative Agent’s bank account number 304680915, ABA No. 021 000 021 at JP Morgan Chase Bank NA in New York, New York, Reference: CIT Lending Services Corporation.
     “Administrative Agent’s Fee Letter” means the fee letter dated October 3, 2007 between the Sponsor and the Administrative Agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of CIT-LSC in its capacity as the Administrative Agent, BMO in its capacity as Syndication Agent, DB in its capacity as Documentation Agent, CIT Capital, BMO Capital, and DB, in their capacity as Co-Lead Arrangers and CIT Capital and BMO Capital, in their capacity as Co-Book Runners), and their Approved Funds, and the officers, directors, employees, agents, advisors, auditors and Controlling Persons and attorneys-in-fact of such Persons and Affiliates; provided, however, that no Agent-Related Person shall be an Affiliate of the Sponsor, the Borrower or the Guarantors.
     “Agents” means the Administrative Agent, the Syndication Agent, and the Documentation Agents.
     “Aggregate Payments” has the meaning set forth in Section 10.06.
     “Agreement” means this Credit and Guaranty Agreement.
     “Applicable Margin” means with respect to the Loans and the Letters of Credit, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

	Consolidated
Pricing	Total Leverage	Letters of	Eurodollar Rate
Level	Ratio	Credit	Loans	Base Rate Loans
1	≥ 2.75 to 1.0	4.50%	4.50%	3.50%
2	< 2.75 to 1.0	3.75%	3.75%	2.75%
     Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered to the Administrative Agent pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered to the Administrative Agent when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such a Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent in accordance with Section 6.02(b), whereupon the Applicable Margin shall be adjusted based upon the calculation of the Consolidated Total Leverage Ratio contained in such Compliance Certificate. Notwithstanding the foregoing, the Applicable Margin in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered to the Administrative Agent pursuant to Section 6.02(b) for the Fiscal Quarter ending September 30, 2008, shall be set at Pricing Level 1. In the event that (a) any financial statement delivered pursuant to Section 6.01(a) or (b) or Compliance Certificate delivered pursuant to Section 6.02(b) is shown to be inaccurate and (b) such inaccuracy if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be the Applicable Margin corresponding to the Consolidated Total Leverage Ratio set forth in such corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of the application of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the interest shortfall resulting from the inaccurate financial statements previously delivered or (c) such inaccuracy if corrected, would have led to the application of a lower Applicable Margin for such Applicable Period than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be the revised Pricing Level; and (iii) the excess interest actually paid by Borrower during such Applicable Period shall be credited by the Lenders against the interest payments next due.
     “Approved Fund” means (i) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course of business and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); and (ii) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     “Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit D.
     “Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel.
     “Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
     “Audited Pre Closing Financial Statements” means the audited consolidated balance sheet of Target and its Subsidiaries for the Fiscal Year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Target and its Subsidiaries for such Fiscal Year, including the notes thereto.
     “Australian Collateral Documents” means the Mortgage of Shares between the Borrower and the Administrative Agent granting to the Administrative Agent a Lien on 65% of the issued share capital of Generation Australia.
     “Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).
     “Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02 and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank as its “prime rate” in effect for such day. Any change in the “prime rate” announced by JPMorgan Chase Bank shall take effect without notice to the Borrower at the opening of business on the day specified as the effective date of change in the public announcement or publication of such change. The Base Rate is not necessarily the lowest rate of interest charged by Lenders in connection with extensions of credit.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate, plus the Applicable Margin.
     “BMO” means Bank of Montreal, Chicago Branch.
     “BMO Capital” means BMO Capital Markets.
     “Borrower” means, at any time prior to the consummation of the Target Acquisition, the Merger Subsidiary and, upon the consummation of the Target Acquisition and at all times thereafter, the Target, as the surviving entity of the Target Acquisition.

     “Borrowing” means (i) a borrowing consisting of simultaneous Loans (other than Swingline Loans) of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lenders pursuant to Sections 2.01 and 2.02 or (ii) a borrowing of a Swingline Loan made by Swingline Lender pursuant to Section 2.04.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or, with respect to a Letter of Credit, the state where the L/C Issuer’s office is located and, if such day relates to any Eurodollar Rate Loan, means any such day meeting the above requirements on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.
     “Capital Expenditures” means, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of such Person, including expenditures in respect of Capital Leases and software development costs subsequent to the establishment of the technological feasibility of the software to which such costs relate. For purposes of this definition, Capital Expenditures shall not include (i) expenditures made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent each such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) constituting reinvestment of the net proceeds of any Disposition, to the extent permitted hereunder, (iii) expenditures made by the Borrower or any of its Subsidiaries as payment of the consideration for Permitted Acquisitions, (iv) expenditures made by the Borrower or any of its Subsidiaries to effect leasehold improvements to any property leased by the Borrower or any of its Subsidiaries as lessee, to the extent that such expenses have been reimbursed in cash by the landlord, (v) expenditures actually paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other person (whether before, during or after such period), (vi) property, plant and equipment taken in settlement of accounts, and (vii) expenditures made with cash proceeds received from Sponsor, its Affiliates and its co-investors.
     “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such person.
     “Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Control Period” means the period of time commencing upon the occurrence and continuation of an Event of Default. For purposes of this Agreement, a Cash Control Period shall be deemed to remain outstanding from the initial date of any Cash Control Period until the earlier of (a) the cure of such Event of Default by the Borrower, (b) the waiver of such Event of Default by the Required Lenders, or (c) the Termination Date.
     “Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits, eurodollar time deposits or overnight time deposits and certificates of deposit of (i) any Lender, (ii) any commercial bank of recognized standing that is organized in the United States or any state thereof, any member of the European Economic Area, Switzerland or Japan having capital and surplus in excess of $500,000,000 (and the local Chinese branch of any such commercial bank) or (iii) any bank whose short term commercial paper rating from S&P is at least A1 or the equivalent thereof or from Moody’s is at least P1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated Al (or the equivalent thereof) or better by S&P or P1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).
     “Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act), other than the Permitted Holders, (a) shall have acquired beneficial ownership of 50% or more on a fully diluted basis of the voting interest in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; (iii) Holdings shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of the Borrower or any Guarantor, or (iv) the Borrower shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of its Subsidiaries (except directors’ qualifying shares).
     “CICP” has the meaning assigned to such term in Section 7.02(q).
     “CIT Capital” means CIT Capital Securities, LLC, and its successors and assigns.
     “CIT-LSC” means CIT Lending Services Corporation, and its successors and assigns.
     “Closing Checklist” means the closing agenda or checklist attached to this Agreement as “Annex A”.
     “Closing Date” means December 5, 2007.
     “Co-Book Runners” means CIT Capital and BMO Capital, in their capacities as co-book runners.
     “Co-Lead Arrangers” means CIT Capital, BMO Capital and Deutsche Bank Trust Company Americas, in their capacity as co-lead arrangers.
     “Collateral” means, collectively, all real and personal Property with respect to which Liens in favor of the Administrative Agent are granted (or were intended to be granted) pursuant to and in accordance with the terms of the Collateral Documents.
     “Collateral Documents” means, collectively, the Security Agreement (including any Security Agreement Joinder), the Mortgage Instruments, the Landlord Agreements, the Deposit Account Control Agreements, the Security Account Control Agreements, the Uncertificated Securities Control Agreement, Australian Collateral Documents, the UK Collateral Documents, the Escrow Agreement and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Sections 6.12 and 6.14.
     “Commitment” means, as to each Lender, the Revolving Commitment, Term Loan Commitment and/or Swingline Commitment, as applicable, set forth opposite such Lender’s name in the Register, as the same may be reduced or modified at any time and from time to time pursuant to the terms hereof.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Capital Expenditures” means, for any period, all Capital Expenditures made by the Consolidated Group during such period as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Capitalized Content” means, for any period, all expenditures made by the Consolidated Group for the purchase or license of genealogical or historical data (including costs to scan such data and costs to the data keyed and indexed to make it searchable), as determined on a consolidated basis in accordance with GAAP.
     “Consolidated EBITDA” means, for any period for the Consolidated Group (without duplication), an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:
     (a) Consolidated Interest Charges for such period,
     (b) the provision for federal, state, local and foreign taxes (including income tax and franchise tax in the nature of income tax, and foreign withholding tax) payable for such period,
     (c) the amount of depreciation and amortization expense (including amortization of intangibles (including goodwill), organization costs and any amortization of straight line rent expense) for such period,
     (d) reasonable and documented fees and expenses incurred during such period in connection with the Transactions not in excess of $6,000,000 in the aggregate,
     (e) reasonable and documented out-of-pocket costs and expenses related to the Sponsor’s monitoring of its investment in the Loan Parties, paid (or payable but accrued) to the Sponsor not in excess of $200,000 during any Fiscal Year,
     (f) non-cash charges, including non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of Holdings, the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of Holdings,
     (g) to the extent actually reimbursed to Holdings, the Borrower or any Subsidiary, expenses during such period that are covered by indemnification provisions in any agreement entered into by Holdings, the Borrower or such Subsidiary in connection with the Target Acquisition or a Permitted Acquisition,
     (h) costs, fees, expenses and charges made related to any Permitted Acquisition, any equity issuance made to unrelated third parties through the capital markets, any Asset Sale to an unrelated third party permitted hereunder, including, in respect of change of control bonuses, retention, escheat, fees related to executive recruiters, severance, relocation, excess pension charges, contract termination costs and future lease commitments; provided that all such costs, fees, expenses and charges under this clause (i) shall not exceed, per each such transaction, an amount a greater than 2% of the gross value of such transaction, and
     (i) all losses during such period resulting from the sale or disposition of any asset of the Borrower or any subsidiary outside the ordinary course of business, all as determined on a consolidated basis in accordance with GAAP; provided that for the purposes of determining Consolidated EBITDA for any period during which a Permitted Acquisition or Disposition is consummated, Consolidated EBITDA shall be adjusted in a manner satisfactory to the Administrative Agent or in compliance with Regulation S-X to give effect to the consummation of such Permitted Acquisition or Disposition on a Pro Forma Basis. For the Fiscal Quarters ending on December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007, Consolidated EBITDA hereunder shall be deemed to be $9,345,000, $7,621,000, $7,329,000 and $14,278,000, respectively.
     “Consolidated Fixed Charges” means, for any period, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Principal Payments for such period plus (c) Restricted Payments during such period for taxes attributable to the Borrower and its Subsidiaries and that are paid in cash during such period, plus (d) Consolidated Capital Expenditures for such period plus (e) Consolidated Capitalized Content for such period, all as determined on a consolidated basis, in accordance with GAAP.
     “Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended to (b) Consolidated Fixed Charges for such period.
     “Consolidated Funded Indebtedness” means, on any date of determination, the Funded Indebtedness of the Consolidated Group on such date determined on a consolidated basis in accordance with GAAP.
     “Consolidated Group” means Holdings, its Subsidiaries and any CICP in which Generations Hong Kong has invested.
     “Consolidated Interest Charges” means, for any period, the interest expense (including any rent expense for such period under Capital Leases that is treated as interest in accordance with GAAP) of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including commitment fees and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates and amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, in each case, to the extent such net costs arc allocable to such period in accordance with GAAP), as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended to (ii) the cash portion of Consolidated Interest Charges for such period.
     “Consolidated Net Income” means, for any period, the net income of the Consolidated Group for such period as determined on a consolidated basis in accordance with GAAP, but excluding, for all purposes, extraordinary, nonrecurring or unusual gains or losses and related tax effects thereon and each of the following:
     (a) unrealized gains and losses with respect to Hedging Agreements during such period,
     (b) purchase accounting or similar accounting adjustments required or permitted by GAAP in connection with the Target Acquisition or any Permitted Acquisition,

     (c) the effect of any gain or loss in respect of post-retirement benefits as a result of the application of FASB 106, and
     (d) to the extent reflected in the calculation of such net income or loss, payments under earn-outs to which the seller in any Permitted Acquisition or disposition becomes entitled.
     “Consolidated Scheduled Principal Payments” means, for any period for the Consolidated Group, the sum of all payments of principal on Consolidated Funded Indebtedness scheduled to be paid during such period, as determined on a consolidated basis in accordance with GAAP. For purposes of this definition, payments of principal scheduled to be paid (a) shall be determined after giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Synthetic Leases and Sale and Leaseback Transactions, (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05, and (d) shall be determined without giving effect to the Following Business Day Convention.
     “Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Contributing Guarantors” has the meaning set forth in Section 10.06.
     “Control” has the meaning specified in the definition of “Affiliate.”
     “Controlled Bank Account” means any bank account maintained by a Loan Party that is subject to a Deposit Account Control Agreement.
     “Credit Card Agreement” means any joint notification letter, in form and substance reasonably satisfactory to the Administrative Agent, executed by Administrative Agent and the Borrower and addressed to the applicable Credit Card Processor.
     “Credit Card Depository Account” has the meaning specified therefor in Section 2.14(d).
     “Credit Card Processor” means any Person (including an issuer of a credit card) that acts as a credit card clearinghouse or remits payments due to the Borrower or one of its Subsidiaries with respect to credit card charges accepted by the Borrower or one of its Subsidiaries.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

     “Current Liabilities” means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balance of the Revolving Loans and Swingline Loans.
     “Customary Permitted Liens” means Permitted Liens of the type described in clauses (c), (d), (e), (f), (g) and (j) of Section 7.01.
     “DB” means Deutsche Bank Trust Company Americas.
     “Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Loan Party other than Indebtedness permitted under Section 7.03.
     “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and, affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding under any Debtor Relief Laws.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus two percent (2%) per annum, in all cases to the fullest extent permitted by applicable Laws. Interest accruing at the Default Rate shall be immediately payable upon demand.
     “Deposit Account Control Agreement” means an agreement among a Loan Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably satisfactory to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time, and contains such other terms and conditions as the Administrative Agent may require, providing that such depository institution shall wire, or otherwise transfer, in immediately available funds, during a Cash Control Period, to the Administrative Agent’s Bank Account) all funds received or deposited into such account.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Loan Party or any Subsidiary (including the Capital Stock of any Subsidiary), and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory and delinquent accounts receivable in the ordinary course of business of the Loan Parties and their Subsidiaries and the granting of any option or other right to purchase, lease or otherwise acquire Inventory and delinquent accounts receivables in the ordinary course of the Loan Parties’ business, (b) the sale, lease, license, transfer or other disposition of worn out, obsolete or damaged machinery or equipment, and machinery and equipment no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries and trade-ins and exchanges of equipment in the ordinary course of business, (c) any sale, lease, license, transfer or other disposition of Property by any Loan Party or any Subsidiary to any other Loan Party, (d) any Involuntary Disposition by any Loan Party or any Subsidiary and (e) any sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to another Foreign Subsidiary, (f) dispositions of cash and Cash Equivalents in the ordinary course of business, (g) Dispositions of assets from Loan Parties to Subsidiaries that are not Loan Parties in a transaction that would be permitted under clause (i) of Section 7.02 if such Disposition had been a transaction involving cash, (h) leases and subleases, licenses and sublicenses of real or personal property (other than intellectual property) in the ordinary course of business, (i) licensing of intellectual property on a non-exclusive basis or on an exclusive basis so long as such exclusive licensing is limited to geographic areas, particular fields of use, customized products for customers or limited time periods, and so long as after giving effect to such license, the Loan Parties retain sufficient rights to use the subject intellectual property as to enable them to continue to conduct their business in the ordinary course, (j) any liquidation or dissolution of a Subsidiary (other than the Borrower) so long as its immediate parent becomes the owner of its assets, (l) mergers, amalgamations and consolidations in compliance with Section 7.04, (m) Investments in compliance with Section 7.02, (n) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof, (o) Permitted Liens, (p) sales of accounts receivables and other Dispositions pursuant to the Ingram Agreement and (q) any sales of VISA card sales records and the indebtedness thereunder pursuant to the Canadian/VISA Merchant Agreement dated April 17, 2002 between the Borrower and Paymentech, LLC, as successor in interest to Paymentech L.P.
     “Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, (c) which provides for payment of cash dividends prior to the Maturity Date or (d) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Obligations; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to 91 days following the repayment in full of the Obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that the Loan Parties may become obligated to pay upon such maturity of, or pursuant to such redeemable provisions in respect of, such Disqualified Stock.
     “Documentation Agents” means DB in its capacity as documentation agent.
     “Dollar” and “$” mean lawful money of the United States.
     “Domain Names” means all domain names owned by or assigned to the Loan Parties and all exclusive and nonexclusive licenses to the Loan Parties from third parties or rights to use domain names owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 5.17 hereto, along with any and all renewals and extensions thereof.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f to 300j-26 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other federal, state, local and applicable foreign statutes, laws, regulations, ordinances, rules having the force and effect of law and common law relating to pollution, the protection of the environment, natural resources, human health (from environmental hazards) or the release of any Hazardous Materials into the environment.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, losses, punitive damages, consequential damages, costs of environmental investigation and remediation, fines, penalties, indemnities or expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants)), of the Loan Parties or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Issuance” means any issuance by any Loan Party or any Subsidiary thereof to any Person of shares of its Capital Stock, other than (a) any issuance of shares of its Capital Stock pursuant to the exercise of options or warrants, (b) any issuance of shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (c) any issuance by any Loan Party of shares of its Capital Stock as consideration for or to finance a Permitted Acquisition, (d) the issuance of Capital Stock or the grant of options, warrants or other rights to receive shares of Capital Stock to officers, directors (other than the Sponsor) and employees pursuant to employee benefit or incentive plans or other similar arrangements, (e) any issuance of shares of its Capital Stock to Sponsor and Sponsor’s co-investors and Affiliates that have invested in shares of the Capital Stock of Holdings on the Closing Date (or any other stockholder exercising preemptive rights triggered by such issuance) and (f) the issuance by Holdings of Shares of its common stock in a Qualified Public Offering. The term “Equity Issuance” shall not be deemed to include any Disposition.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.
     “ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code). Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any of its Subsidiaries within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or any of its Subsidiaries and with respect to liabilities arising after such period for which the Borrower or any of its Subsidiaries could be liable under the Internal Revenue Code or ERISA.
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (g) the occurrence of an act or omission which could give rise to the imposition on the Borrower or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under

Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (h) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower or any ERISA Affiliate in connection with any Plan; (i) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (j) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (k) the commencement of any administrative investigation, audit or other administrative proceeding by the Department of Labor, Internal Revenue Service or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program; or (1) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
     “Escrow Agreement” means an escrow agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the Borrower and its Subsidiaries and a third party provider of database and software storage services reasonably satisfactory to the Administrative Agent, pursuant to which such third party shall agree to keep updated copies of the Proprietary Databases and Proprietary Software in escrow for the benefit of the Borrower and the Administrative Agent.
     “Eurodollar Base Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan:
          (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
          (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
          (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by JPMorgan Chase Bank and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.
     “Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Loan for such Interest Period by (b) one (1) minus the Eurodollar Reserve Percentage for such Eurodollar Loan for such Interest Period.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate plus the Applicable Margin.
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Default” has the meaning specified in Section 9.01.
     “Excess Cash Flow” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, for any period: (a) Consolidated Net Income, (b) plus decreases or minus increases (as the case may be) in Working Capital, (c) plus extraordinary, unusual or non-recurring gains or minus extraordinary, unusual or non-recurring losses (as the case may be) which are cash items, (d) plus non-cash depreciation, non-cash amortization and other non-cash charges deducted in determining Consolidated Net Income, (e) minus (without duplication) the sum of
     (i) Consolidated Capital Expenditures (to the extent not financed with Funded Debt or reinvestments of Net Cash Proceeds),
     (ii) Consolidated Capitalized Content (to the extent not financed with Funded Debt or reinvestments of Net Cash Proceeds),
     (iii) to the extent not taken into account in the calculation of Consolidated Net Income, (x) the principal amortization during such period with respect to Capital Leases, (y) all regularly scheduled principal payments and voluntary principal prepayments of Indebtedness (other than voluntary payments under this Agreement) and (z) the amount of Restricted Payments paid pursuant to Section 7.06(c), except to the extent that such amount so paid reduces Consolidated Net Income,
     (iv) the aggregate principal amount of all mandatory prepayments of the Facilities pursuant to Section 2.05(b)(ii) in respect of Net Cash Proceeds of Dispositions to the extent taken into account in the calculation of Consolidated Net Income,

     (v) the aggregate amount, if any, paid by the Borrower and its Subsidiaries during such fiscal year in respect of Hedge Agreements, except to the extent that such amount so paid reduces Consolidated Net Income,
     (vi) the aggregate amount paid by Holdings and its Subsidiaries during such fiscal year in respect of the costs and expense associated with the Transactions not in excess of $6,000,000 in the aggregate, except to the extent that such costs reduce Consolidated Net Income, and
     (vii) the aggregate amount of all non-cash credits included in arriving at such Consolidated Net Income (or loss) for such fiscal year.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Excluded Account” means any deposit account (i) that is used solely for payment of payroll, bonuses, other compensation, employee benefit and related expenses, or (ii) that is a local depository account for the deposit of funds by account debtors in the ordinary course of business, provided that, the aggregate balance on deposit at any time in all Excluded Accounts described in clause (ii) shall not exceed $150,000 and (iii) other excluded bank accounts with deposits not exceeding $50,000 per account and $150,000 in the aggregate.
     “Excluded Property” means, with respect to any Loan Party (a) on the Closing Date, all leased Real Property except for the Provo Campus Facility, (b) after the Closing Date, all leased Real Property except for the Provo Campus Facility, (c) owned Real Property located in the United States having a fair market value less than $1,000,000, (d) owned Real Property located outside the United States having a fair market value less than $2,000,000 and (e) any Excluded Account.
     “Existing Credit Agreements” means the Amended and Restated Loan Agreement dated November 1, 2006 between the Borrower (f/k/a MyFamily.com, Inc.) and Zions First National Bank.
     “Facilities” means, at any time, the facilities and real properties owned, leased, managed or operated by any Loan Party or any Subsidiary, from which any Loan Party or any Subsidiary provides or furnishes goods or services.
     “Fair Share” has the meaning set forth in Section 10.06.
     “Fair Share Contribution Amount” has the meaning set forth in Section 10.06.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%)

charged to CIT Group Inc. on such day on such transactions as determined by the Administrative Agent, in its sole discretion.
     “Fee Letter” means the letter agreement dated as of October 3, 2007 among the Sponsor, the Agents and the Co-Lead Arrangers.
     “FIRREA” means the Financial Institutions Reform Recovery and Enforcement Act.
     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
     “Fiscal Year” means the fiscal year of the Loan Parties and their Subsidiaries ending on December 31 of each calendar year.
     “Flood Hazard Property” means Mortgaged Property in an area designated by the Federal Emergency Management Agency as having special flood and mud slide hazards.
     “Following Business Day Convention” means a contractual provision or provision of applicable Laws pursuant to which a scheduled date for payment or performance of an obligation, which date is not a Business Day, is extended to the first following day that is a Business Day.
     “Foreign Lender” has the meaning specified in Section 3.01(e).
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all obligations for borrowed money, whether current or long-term (including the Obligations and any Subordinated Indebtedness) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (b) all purchase money indebtedness;
          (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
          (d) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

          (e) all obligations in respect of the deferred purchase price of Property or services (other than trade and intercompany accounts payable in the ordinary course of business for actual goods or services to the extent permitted by Section 7.02);
          (f) Attributable Indebtedness in respect of Capital Leases;
          (g) all preferred stock or other equity interests providing for mandatory redemptions sinking fund or like payments prior to the Maturity Date;
          (h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and
          (i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person.
     “Funding Guarantors” has the meaning set forth in Section 10.06.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
     “Generations Beijing” has the meaning set forth in Section 7.13.
     “Generations Hong Kong” means Info Rich (Hong Kong) Limited, a Hong Kong limited liability company and a wholly-owned Subsidiary of the Borrower.
     “Generations UK” means The Generations Network Limited (company number 05246359), a private company limited by shares and a wholly-owned Subsidiary of the Borrower.
     “Governmental Approvals” means any and all licenses, permits, certificates, certifications, consents, registrations or contracts, authorizations and approvals of each Governmental Authority issued or required under Laws applicable to the business of the Borrower or any of its Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Laws applicable to the business of the Borrower or any of its Subsidiaries.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, tribal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include any product warranties or other ordinary course contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guaranteed Obligations” has the meaning set forth in Section 10.01.
     “Guarantor” means each of Holdings, and all future direct or indirect domestic Subsidiaries of Holdings (other than the Borrower).
     “Guaranty” means the guaranty made by each Guarantor in favor of the Administrative Agent and the Lenders pursuant to Article 10.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, in each case as defined in or governed by any applicable Environmental law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead-based paint, toxic mold or fungus, radon gas, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Hedge Party” means any Person that is a counterparty to a Hedge Agreement with a Loan Party.
     “Holdings” means Generations Holding, Inc., a Delaware corporation.
     “Honor Date” has the meaning set forth in Section 2.03(c)(i).
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all Funded Indebtedness;
          (b) the Termination Value of any Hedge Agreement;
          (c) Synthetic Leases, Sale and Leaseback Transactions and Securitization Transactions; and
          (d) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (b) and (c) above of any other Person.
     “Indemnified Liabilities” has the meaning set forth in Section 12.05.
     “Indemnitees” has the meaning set forth in Section 12.05.
     “Information” has the meaning set forth in Section 12.08(a).
     “Ingram Agreement” means the Distribution Services Agreement dated as of April 19, 2007 between the Borrower and Ingram Publisher Services Inc.
     “Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (other than a Swingline Loan), the last Business Day of each calendar quarter and the Maturity Date; and (c) with respect to any Swingline Loan, the last Business Day of each calendar quarter and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months (or, provided such periods are available to all Lenders, nine (9) or twelve (12) months) thereafter, as selected by the Borrower in its Loan Notice; provided that:
          (e) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
          (f) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
          (g) no Interest Period shall extend beyond the Maturity Date.
     “Interim Pre Closing Financial Statements” means, collectively, the unaudited consolidated financial statements of the Target and its Subsidiaries for the Fiscal Quarter ended September 30, 2007 and the related consolidated statements of income or operations, and cash flows, for the Fiscal Quarter ended on that date.
     “Internal Revenue Code” means the Internal Revenue Code of 1986.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any of the Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. For the avoidance of doubt, the term “Investments” shall not include (a) third-party trade receivables or (b) intercompany trade receivables among the Borrower and the Subsidiary Guarantors, in each case incurred in the ordinary course of such Person’s business.
     “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Loan Party.
     “IP Rights” has the meaning set forth in Section 5.17(a).
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower or in favor of such L/C Issuer and relating to any such Letter of Credit.
     “Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 6.12.

     “Landlord Agreement” means any agreement between the Administrative Agent, the respective Loan Party and the landlord of leased Real Property occupied by a Loan Party, as tenant, which agreement shall be in the form and substance reasonably satisfactory to the Administrative Agent.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, compacts, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders of any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Exposure” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit and L/C Guaranties (without duplication) plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if as of any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount that remains available to be drawn.
     “L/C Guaranty” has the mean set forth in Section 2.03(a).
     “L/C Issuers” means (a) Zions First National Bank or any Affiliate thereof, in its capacity as issuer of Letters of Credit hereunder, (b) subject to prior written approval of the Administrative Agent in its sole discretion (and, if not a Lender or an Affiliate of a Lender and provided no Event of Default shall have occurred and be continuing, the Borrower), any other financial institution that is legally authorized to issue Letters of Credit, and (c) any successor issuer of Letters of Credit hereunder, and “L/C Issuer” means any one of them.
     “Lender” means each Person identified as a “Lender” on the signature pages hereto and its successors and assigns and, as the context requires, includes the L/C Issuer. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Lender Parties” has the meaning specified in Section 12.07(g).
     “Lender Securitization” has the meaning specified in Section 12.07(g).
     “Lender Securitization Parties” has the meaning specified in Section 12.07(g).

     “Lender Securitization Liabilities” has the meaning specified in Section 12.07(g).
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any letter of credit issued hereunder and shall include the Irrevocable Standby Letter of Credit (No. ZSB801805) dated November 2, 2006 issued by the L/C Issuer in favor of Global Collect Services BV. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is fifteen days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) the total Revolving Commitments and (b) $4,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the total Revolving Commitments.
     “Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan, a Revolving Loan and/or a Swingline Loan.
     “Loan Documents” means this Agreement, each Note, each Letter of Credit, each Joinder Agreement, each Collateral Document, each Request for Credit Extension, each Issuer Document, each Compliance Certificate, the Fee Letter, the Website Consent Agreements, and each other document, instrument or agreement from time to time executed by any Loan Party or any Subsidiary or any Responsible Officer thereof and delivered in connection with the transactions contemplated by this Agreement.
     “Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other pursuant to Section 2.02(a), or (c) a continuation of Eurodollar Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1 including a detailed calculation of Revolving Borrowing Availability after giving effect to the requested Borrowing.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.
     “Management Fees” means fees payable in respect of management, consulting or other similar services to any Loan Party by Sponsor, its Affiliates or co-investors.

     “Management Rights Letter” means that certain agreement dated as of the date hereof among Holdings, Spectrum Equity Investors V, L.P. Spectrum V Investment Managers’ Fund, L.P. and Spectrum Equity Investors III, L.P..
     “Master Agreement” has the meaning set forth in the definition of “Hedge Agreement.”
     “Material Adverse Effect” means (a) a material adverse effect upon, the operations, business, properties, or financial condition of the Loan Parties and their Subsidiaries taken as a whole, (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (c) a material adverse effect on the validity, perfection or priority of a Lien in favor of the Administrative Agent for the benefit of the Secured Parties on any of the Collateral or on the aggregate value of the Collateral.
     “Material Contract” means (i) the Lease dated May 1, 2006 between the Borrower and TCP-Provo, LLC or (ii) the primary Website Agreement for the Loan Parties.
     “Maturity Date” means December 5, 2012.
     “Merger Subsidiary” has the meaning assigned to such term in the preamble.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgaged Property” means all Real Property owned or leased by any Loan Party other than Excluded Property.
     “Mortgage Instrument” means a fully executed and notarized mortgage, deed of trust or deed to secure debt, delivered by any Loan Party to the Administrative Agent with respect to Real Property owned by such Loan Party, or, as applicable, fully executed and notarized leasehold mortgage or leasehold deed of trust to secure debt, delivered by any Loan Party to the Administrative Agent with respect to real property leased by such Loan Party, in each case to secure the payment and performance of the Obligations of such Loan Party. Unless otherwise consented to by the Administrative Agent, each Mortgage Instrument shall grant to the Administrative Agent for the benefit of the Secured Parties a first priority perfected Lien on the Real Property interests described therein.
     “Mortgagee’s Title Insurance Policy” has the meaning set forth in the definition of Mortgage Supporting Documents.
     “Mortgage Supporting Documents” means, with respect to a Mortgage Instrument for a parcel of Mortgaged Property, each of the following:
          (a) (i) evidence in form and substance reasonably satisfactory to the Administrative Agent that the recording of counterparts of such Mortgage Instrument is the recording offices specified in such Mortgage instrument will create a valid and enforceable first priority Lien on the Property described therein in favor of the Administrative Agent (or in favor of such other trustee as may be required or desired under local Law) for the benefit of the Secured Parties, subject only to (A) Customary Permitted Liens and (B) such other Liens as the Administrative Agent may reasonably approve and (ii) an opinion of counsel in each state in which any such Mortgage Instrument is to be recorded in form and substance and from counsel reasonably satisfactory to the Administrative Agent;
          (b) (i) a mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance (or other evidence reasonably satisfactory to the Administrative Agent proving ownership thereof) (“Mortgagee’s Title Insurance Policy”), dated a date reasonably satisfactory to the Administrative Agent, and shall (A) be in an amount not less than the then recently appraised fair market value (determined by reference to an appraisal) of such parcel of Real Property in form and substance satisfactory to the Administrative Agent, provided that the amount of such title insurance required pursuant to such Mortgagee’s Title Insurance Policy shall not materially exceed such appraised fair market value or if no appraisal is available, the value agreed by the Agents and the Borrower, (B) be issued at ordinary rates, (C) insure that the Lien granted pursuant to the Mortgage Instrument insured thereby creates a valid first Lien on such parcel of Real Property free and clear of all defects and encumbrances, except for Customary Permitted Liens and for such defects and encumbrances as may be approved by the Administrative Agent, (D) name the Administrative Agent as the insured thereunder, (E) be in the form of ALTA Loan Policy - 1992 (or such local equivalent thereof as is reasonably satisfactory to the Administrative Agent), (F) contain a comprehensive lender’s endorsement (including, but not limited to, a revolving credit endorsement and a floating rate endorsement), (G) be issued by Chicago Title Insurance Company, First American Title Insurance Company, Lawyers Title Insurance Corporation or any other title insurance company reasonably satisfactory to the Administrative Agent (including any such title insurance companies acting as co-insurers or reinsurers) and (H) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies) in each case in form and substance reasonably satisfactory to the Administrative Agent;
          (c) in the case of each Mortgaged Property that is leased by any Loan Party, (a) such estoppel letters, consents, Landlord Agreements and waivers from the landlords on such Mortgaged Property (or any mortgagee of such landlord) as may be reasonably required by the Administrative Agent and (b) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, has been or will be recorded in all places to the extent necessary, in the reasonable judgment of the Administrative Agent, to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law) for the benefit of Secured Parties;
          (d) to extent performed for the Sponsor or a Loan Party, a current Survey of such parcel of Real Property certified to and received by (in a manner reasonably satisfactory to each of them) the Administrative Agent and the title insurance company issuing the Mortgagee’s Title Insurance Policy for such Mortgage Instrument, dated a date reasonably satisfactory to the Administrative Agent and such title insurance company, by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and such title insurance company;

          (e) evidence in form and substance reasonably satisfactory to the Administrative Agent that all premiums in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage Instrument have been paid;
          (f) to extent performed for the Sponsor or a Loan Party, a Phase I Environmental Site Assessment with respect to such parcel of Real Property, dated a date reasonably satisfactory to the Administrative Agent showing no material condition of environmental concern or recognized environmental conditions and otherwise in form and substance reasonably satisfactory to the Administrative Agent;
          (g) evidence as to (A) whether the such Mortgaged Property is Flood Hazard Property, and (B) if such Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries which shall evidence flood insurance which satisfies all regulatory requirements for flood insurance and is otherwise satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Secured Parties; and
          (h) such other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent reasonably deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority Lien on such parcel of Real Property in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local Law) subject only to (i) Customary Permitted Liens and (ii) such other Liens as the Administrative Agent may reasonably approve.
     “Multiemployer Plan” means any employee benefit plan of the type described in Sections 4001(a)(3) or 3(37) of ERISA that is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Involuntary Disposition, Equity Issuance, or Debt Issuance net of (a) reasonable direct costs, fees, commissions, premiums and expenses reasonably incurred in connection therewith (including reasonable out-of-pocket legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof within two (2) years from the date thereof, and (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related Property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non cash consideration received by any Loan Party or any Subsidiary in any Disposition, Involuntary Disposition, Equity Issuance or Debt Issuance.
     “Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).
     “Note” or “Notes” means each Term Note, each Revolving Note and/or the Swingline Note, individually or collectively, as appropriate.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any obligations or liabilities of any Loan Party under any Secured Hedge Agreement.
     “Obligee Guarantor” has the meaning set forth in Section 10.08.
     “Organization Documents” means, (a) with respect to any corporation, the, charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” has the meaning set forth in Section 3.01(b).
     “Participant” has the meaning set forth in Section 12.07(d).
     “Patriot Act” has the meaning specified in Section 5.27.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” means any Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) plan years.
     “Permitted Acquisitions” means (a) the Target Acquisition and (b) Investments consisting of an Acquisition by any Loan Party (other than Holdings), provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition complies with Section 7.07,

(ii) the Administrative Agent shall have received all items in respect of the Capital Stock or Property acquired in such Acquisition required to be delivered by the terms of Section 6.12 and/or Section 6.14, (iii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iv) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b); as applicable and no other Default exists or would be caused by such Acquisition; provided that with respect to the covenant set forth in Section 8.01(a), the Consolidated Total Leverage Ratio (on a Pro Form Basis after giving effect to such Acquisition) shall be less than the ratio equal to 0.25 to 1.00 less than the maximum Consolidated Total Leverage Ratio permitted under Section 8.01(a) at the time of such Acquisition, (v) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vi) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly owned by the Borrower newly formed for the sole purpose of effecting such transaction, (vii) the Total Consideration paid by any Loan Party or any Subsidiary for any Acquisition (or any series of related Acquisitions) shall not exceed $5,000,000, (viii) the Total Consideration paid by the Loan Parties and their Subsidiaries for all Acquisitions occurring in any Fiscal Year shall not exceed $10,000,000 and in the aggregate prior to the Maturity Date shall not exceed $15,000,000, and (ix) after giving effect to such Acquisition and the Borrowing of any Revolving Loans used to fund all or any portion of the consideration therefor, the sum of the Revolving Borrowing Availability plus, to the extent not subject to any Liens (except for Liens in favor of the Administrative Agent or Liens of the type described in Section 7.01(l) in favor of the depository bank), cash and Cash Equivalents of the Loan Parties shall not be less than $7,000,000, in each case without the prior written consent of the Required Lenders.
     “Permitted Disposition” means the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Loan Parties, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties taken as a whole.
     “Permitted Holders” means the Sponsor.
     “Permitted Liens” means, at any time, Liens in respect of Property of the Loan Parties and their Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.01.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates; and (ii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, non-competition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Loan Parties, any of their Subsidiaries or any of their respective ERISA Affiliates.
     “Proceedings” means any actual or threatened (in writing) civil, equitable or criminal proceeding litigation, action, suit, claim or investigation (governmental or judicial or otherwise).
     “Pro Forma Basis” means, for purposes of calculating the financial covenants in Article 8 (including for purposes of determining the Applicable Margin), that any Borrowing, Disposition, Involuntary Disposition, Restricted Payment or Acquisition shall be deemed to have occurred as of the first day of the four (4) Fiscal Quarter period most recently ended prior to the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Loan Parties and their Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Agents and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
     “Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Article 8 (subject, with respect to Permitted Acquisitions, to the proviso in clause (iv) of the definition of Permitted Acquisitions) as of the most recent Fiscal Quarter end for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b) after giving effect to the applicable transaction on a Pro Forma Basis.
     “Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, databases and intellectual property.
     “Proprietary Database” means any proprietary database owned, licensed or otherwise used by the Borrower or any Subsidiary of the Borrower including the genealogy database.
     “Proprietary Software” means any proprietary software owned, licensed or otherwise used by the Borrower or any Subsidiary of the Borrower other than any software that is generally commercially available.
     “Pro Rata Share” means, with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment, L/C Exposure and Swingline Exposures at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the total Revolving Commitments at such time; provided that if commitments of each Lender to make Revolving Loans have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, and (b) with respect to the outstanding Term Loan at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the outstanding Term Loan held by such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term Loan held by all Term Loan Lenders at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Provo Campus Facility” means the Borrower’s facility located at 360 and 466 W. 4800 North, Provo, Utah 84604.
     “PWC Report” has the meaning set forth in Section 4.01(w).
     “Qualified Public Offering” means any offer or sale of securities by Holdings pursuant to any registration statement filed and effective with the Securities and Exchange Commission or any other Governmental Authority resulting in net cash proceeds of $100,000,000 or more to any Loan Party.
     “Rating Agency” has the meaning set forth in Section 12.08(a).
     “Real Property” means the real estate listed on Schedule 5.20(a), and any other real estate owned or leased after the Closing Date.
     “Redundant Data Center” means the Borrower’s data center facility to be located at 335 Inverness Drive South, Englewood, Colorado 80112.

     “Register” has the meaning set forth in Section 12.07(c).
     “Registrar” has the meaning set forth in Section 12.07(c).
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
     “Representatives” has the meaning set forth in Section 12.08(a).
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice or Swingline Loan Notice, as the case may be, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
     “Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Commitments and the outstanding Term Loan, or (b) if the Revolving Commitments have been terminated, the Revolving Exposures and outstanding Term Loan. The Revolving Commitments (or, if the Revolving Commitments have terminated, the Revolving Exposure) and the outstanding Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer or controller of a Loan Party. Any document delivered hereunder that is executed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness of any Loan Party or any of its Subsidiaries, (e) any payment from any Loan Party to Holdings, and (f) the payment by any Loan Party or any of its Subsidiaries of any Management Fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder or owner (excluding management) of any such Person.
     “Revolving Availability” means, at any time, an amount equal to (a) the total Revolving Commitments less (b) the total Revolving Exposures at such time.
     “Revolving Borrowing Availability” means, at any time, an amount equal to: (a) the product of (x) the lesser of (i) 4.00 or the (ii) the maximum Consolidated Total Leverage Ratio for the Fiscal Quarter most recently ended as of such time permitted to be maintained by the

Consolidated Group times (y) Consolidated EBITDA for the period of twelve consecutive fiscal months most recently ended at such time as reported to the Administrative Agent in the financial statements delivered pursuant Section 6.01(c), minus (b) the sum of the Revolving Exposure at such time plus the outstanding balance of the Term Loan as of such time (but in no event shall Revolving Borrowing Availability exceed Revolving Availability).
     “Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) acquire participations in Letters of Credit and Swingline Loans pursuant to Section 2.03 and Section 2.04, respectively, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Revolving Commitments is $10,000,000.
     “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its L/C Exposure and Swingline Exposure at such time.
     “Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Commitment, or after the Revolving Commitments have terminated, Lenders holding any portion of the outstanding Revolving Loan.
     “Revolving Loan” has the meaning specified in Section 2.01(a).
     “Revolving Note” has the meaning specified in Section 2.11(a).
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Hedge Agreement” means any Hedge Agreement required or permitted by this Agreement that is entered into by and between a Loan Party and a Secured Hedge Provider.
     “Secured Hedge Provider” means (i) any Agent or any of its Affiliates (or any Person who was an Affiliate of an Agent at the time such Person entered into a Secured Hedge Agreement), and (ii) any other Lender or Affiliate of a Lender, each in their capacity as a counterparty to a Secured Hedge Agreement.

     “Secured Parties” means, collectively, the Administrative Agent, all other Agents, the Co-Lead Arrangers, the Lenders, the L/C Issuer and the Secured Hedge Providers.
     “Securities Account Control Agreement” shall mean an agreement, among a Loan Party, a securities intermediary, and the Administrative Agent, which agreement is in a form reasonably satisfactory to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein.
     “Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of any Person.
     “Security Agreement” means the Security and Pledge Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties which is a party thereto.
     “Security Agreement Joinder” means a joinder agreement to the security agreement substantially in the form of Exhibit B to the Security Agreement executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets (on a going concern basis) of such Person exceed its liabilities, including contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person or its debts as they become absolute and matured, (c) the remaining capital of such Person is not unreasonably small to conduct its business, and (d) such Person will not have incurred debts and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature.
     “Sponsor” means, collectively, Spectrum Equity Investors V, L.P., Spectrum V Investment Managers’ Fund, L.P., and Spectrum Online Partners, LLC and their Affiliates.
     “Subordinated Indebtedness” means Indebtedness of any Loan Party that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.
     “Subordinated Indebtedness Documents” means any agreement evidencing Subordinated Indebtedness including the Subordination Agreements and all security agreements, guaranty agreements and other documents, agreements and instruments executed in connection therewith.
     “Subordination Agreement(s)” means (a) an agreement (in form and substance satisfactory to the Administrative Agent) among any Loan Party, a subordinating creditor of such Loan Party and the Administrative Agent, on behalf of the Secured Parties, pursuant to which (i) the Subordinated Indebtedness is subordinated to the prior payment and satisfaction of the Obligations and (ii) the subordinating creditor agrees not to require, accept or maintain any Lien(s) on any assets of the Loan Parties and their Subsidiaries, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement, in each case in form and substance satisfactory to the Administrative Agent.
     “Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties. No CICP shall be deemed a Subsidiary of the Borrower.
     “Survey” means a survey certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, dated a date reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor, which surveys shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005 with all items from Table A thereof completed, except for Nos. 5, 7(b)(2), 7(b)(3), 11(b), 12, 14 and 15.
     “Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.04.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.
     “Swingline Lender” means Zions First National Bank, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” means a Loan made pursuant to Section 2.04.
     “Swingline Loan Notice” means a notice of a Borrowing of Swingline Loans which, if in writing, shall be substantially in the form of Exhibit A-2.
     “Swingline Loan Sublimit” means an amount equal to the lesser of (a) the total Revolving Commitments and (b) $3,000,000. The Swingline Loan Sublimit is part of, and not in addition to, the total Revolving Commitments.
     “Swingline Note” has the meaning specified in Section 2.11.
     “Syndication Agent” means BMO in its capacity as syndication agent.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
     “Target” means, collectively, The Generations Network, Inc., a Delaware corporation.
     “Target Acquisition” means the acquisition by merger of all of the issued and outstanding shares of Capital Stock of Target and pursuant to the Target Acquisition Agreement.
     “Target Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of October 10, 2007, by and among Holdings, the Merger Subsidiary, Target and David C. Moon, as stockholder representative.
     “Target Acquisition Documents” means the Target Acquisition Agreement and each of the other material documents, instruments and agreements executed and delivered in connection with the Target Acquisition.
     “Taxes” has the meaning set forth in Section 3.01(a).
     “Termination Date” means the date that (i) all Obligations have been paid in full (other than contingent indemnification obligations), (ii) no commitments or other obligations of the Lender to provide funds to the Borrower remain outstanding, (iii) no Letter of Credit remains outstanding (or, to the extent outstanding, such Letters of Credit have been Cash Collateralized as provided in Section 2.03(g) or back-stopped in a manner and amount satisfactory to the L/C Issuer), and (iv) all Secured Hedge Agreements have been terminated and each Loan Party’s obligations thereunder have been fully paid or otherwise Cash Collateralized in a manner satisfactory to the Secured Hedge Provider.
     “Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
     “Term Loan” has the meaning specified in Section 2.01(b).
     “Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b) and the other terms and conditions of this Agreement, in the principal amount set forth opposite such Lender’s name on Schedule 2.01, as such amounts may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Loan Commitments is $140,000,000.
     “Term Loan Lender” means, as of any date of determination, any Lender holding a Term Loan Commitment or Term Loan at such time.
     “Term Note” has the meaning set forth in Section 2.11.

     “Title Insurance Company” means a title insurance company satisfactory to the Administrative Agent.
     “Total Consideration” means, with respect to any Acquisition, all cash and non-cash consideration, including the amount of Indebtedness assumed by the buyer and the amount of Indebtedness evidenced by notes issued by the buyer to the seller, the maximum amount payable in connection with any deferred purchase price obligation (including any earn-out obligation) and the value of any Capital Stock of any Loan Party issued to the seller in connection with such Acquisition.
     “Transactions” means in each case on the Closing Date (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, the borrowing of Loans, and the issuance of Letters of Credit hereunder, (b) with respect to any Loan Party (other than the Borrower), the execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party and (c) with respect to the Loan Parties that are parties to the Target Acquisition Document, the execution, delivery and performance by such Loan Party of the Target Acquisition Documents to which it is a party and the consummation of the Target Acquisition.
     “Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
     “UCP” means, with respect to any commercial Letter of Credit, the “Uniform Customs and Practice for Documentary Credits”, as most recently published by the International Chamber of Commerce.
     “UK Collateral Documents” means the Charge on Shares between the Borrower and the Administrative Agent granting to the Administrative Agent a Lien on 65% of the issued share capital of Generations UK.
     “Uncertificated Securities Control Agreement” means an agreement in form and substance satisfactory to the Administrative Agent among the Administrative Agent, a Loan Party and a pledgor of uncertificated securities which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) of such uncertificated securities (as defined in the UCC).
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i) but shall exclude any amount that has been refinanced with Revolving Loans or subsequently repaid by the Borrower.

     “Website Agreements” means all agreements between any Loan Party and/or Subsidiary and any other Person pursuant to which such Person provides any services relating to the operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing web hosting, database management or maintenance or disaster recovery services to any Loan Party and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
     “Website Consent Agreement” means, with respect to the entity providing the primary web hosting, disaster recovery or related services to any Loan Party, an agreement in form and substance satisfactory to the Administrative Agent, executed and delivered by the applicable Loan Party, such entity providing such services and the Administrative Agent pursuant to which such entity shall, among other things, consent to the grant by such Loan Party to the Administrative Agent of a Lien in the Loan Party’s rights under the related Website Agreements and agree that the Administrative Agent may transfer such rights to itself or any third party in the exercise of its remedies under the Loan Documents following the occurrence of any Event of Default, as such agreement may be amended, supplemented or otherwise modified from time to time.
     “Websites” means all websites (including without limitation, all content (including without limitation, all elements of each website and all materials published on each website), HTML documents, audiovisual material, software, data, copyrights, trademarks, patents and trade secrets relating to such websites) owned by or assigned to the Loan Parties and all exclusive and nonexclusive licenses to the Loan Parties from third parties or rights to use websites owned by such third parties.
     “Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock is at the time owned by a Loan Party directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by such a Loan Party (other than directors’ qualifying shares required pursuant to applicable law).
     “Working Capital” means, with respect to the Consolidated Group as of any date of determination, Current Assets on such date minus Current Liabilities on such date, determined on a consolidated basis in accordance with GAAP.
     1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
          (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
          (a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recent Audited Financial Statements.
          (b) In the event of any “Accounting Change” (as hereinafter defined) in GAAP that would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

          (c) Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article 8 (including for purposes of determining compliance with such financial covenants) shall be made on a Pro Forma Basis.
     1.04 Rounding.
     Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 References to Agreements and Laws.
     Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all exhibits, schedules, annexes and other attachments thereto and all subsequent amendments, restatements, extensions, supplements, replacements and other modifications thereto or thereof, but only to the extent that such amendments, restatements, extensions, supplements, replacements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and any successor Law.
     1.06 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE 2
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Loans.
          (a) Revolving Loans: Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans to the Borrower (each such loan, a “Revolving Loan”) in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments or the Revolving Borrowing Availability at such time, and (ii) the Revolving Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). The

Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, that no Revolving Loan Borrowings shall be made on the Closing Date.
          (b) Term Loan: Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to fund a term loan to the Borrower (the “Term Loan”) on the Closing Date in an aggregate amount not to exceed such Term Loan Lender’s Term Loan Commitment; provided, however, that after giving effect to the Borrowing under the Term Loan, the outstanding amount of the Term Loan shall not exceed the total Term Loan Commitments. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Any portion of the Term Loan that is repaid or prepaid may not be reborrowed.
     2.02 Borrowings, Conversions and Continuations of Loans.
          (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be delivered by telephone request (or such other means as may be agreed upon by the Administrative Agent in its sole discretion). Each such notice must be received by the Administrative Agent not later than 1:00 p.m. New York time (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) one (1) Business Days prior to the requested date of any Borrowing of Base Rate Loans (or any conversation to Base Rate Loans). Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and executed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice pursuant to this Section 2.02(a) (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
          (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower as required by Section 2.02(a) with respect to any continuation of a Eurodollar Borrowing, the Administrative Agent shall notify each Lender of the details of any automatic conversion of such Eurodollar

Borrowing to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. New York time on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably satisfactory to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.
          (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.
          (d) the Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
          (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to outstanding Loans.
          (f) Notwithstanding the foregoing, this Section 2.02 shall not apply to Swingline Loans except as otherwise required by Section 2.04.
     2.03 Letters of Credit.
          (a) The Letter of Credit Commitment.
          (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of any Loan Party (other than Holdings) and guaranteed by the Administrative Agent pursuant to a guaranty or other agreement in form and substance satisfactory to the Administrative Agent (each a “L/C Guaranty”); provided, however, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by the Administrative Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of the Administrative Agent, as more specifically described in Section 2.03(c) hereof, and to amend or extend Letters of Credit previously issued by it and any related L/C Guaranty, each in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders with a Revolving Commitment severally agree to participate in such Letters of Credit issued for the account of the Borrower or any Guarantor (other than Holdings) and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the total Revolving Exposures shall not exceed the total Revolving Commitments, (y) the Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, or (z) the total L/C Exposures shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso in the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit for the account of the Borrower or any Guarantor (other than Holdings) shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
          (ii) The L/C Issuer shall not issue any Letter of Credit if:
          (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders (excluding any Term Loan from the definition thereof) have approved such expiry date;
          (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date;
          (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
          (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

          (B) the issuance of such Letter of Credit would violate any Laws or one or more policies of the WC Issuer;
          (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial amount less than $50,000;
          (D) such Letter of Credit is to be denominated in currency other than Dollars; or
          (E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
          (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
          (v) The L/C Issuer shall not be under any obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (vi) The L/C Issuer shall not be under any obligation to issue or amend any Letter of Credit if the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied.
          (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and executed by a Responsible Officer of the Borrower or Guarantor (other than Holdings). Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
          (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or any Guarantor (other than Holdings) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation interest in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the face amount of such Letter of Credit.
          (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised (as extended) form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in

Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
          (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          (c) Drawings and Reimbursements; Funding of Participations.
          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Borrower and the Administrative Agent thereof. Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (or, if such payment by the L/C Issuer is made after 1:00 p.m., not later than 9:00 a.m. the next succeeding Business Day) (each such date, an “Honor Date”), the Loan Parties shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or shall reimburse the Administrative Agent in respect of any payment under the L/C Guaranty issued in respect of such Letter of Credit. If the Loan Parties fail to so reimburse the L/C Issuer or the Administrative Agent by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed Letter of Credit drawing or L/C Guaranty payment (each, an “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans consisting of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Revolving Loans consisting of Base Rate Loans, but subject to the amount of the unutilized portion of the total Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). If the Unreimbursed Amount is paid on the Honor Date with a Revolving Loan or an L/C Borrowing as provided in Section 2.03(c)(iii), no Default or Event of Default shall be deemed to have occurred. Any notice delivered by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be delivered by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (ii) Each Revolving Lender (including any Lender acting as the L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount and the Administrative Agent shall remit the funds so received to the L/C Issuer.
          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in

Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and, at the election of the Required Lenders, shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
          (iv) Until a Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit or to reimburse the Administrative Agent for any payment of an L/C Guaranty, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer or the Administrative Agent, as applicable.
          (v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit or to reimburse the Administrative Agent for any payment under an L/C Guaranty, as applicable,, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice and the conditions of Section 4.02(b)). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
          (vi) If any Revolving Lender fails to make available to the Administrative Agent for its own account or for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer or the Administrative Agent shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
          (d) Repayment of Participations.

          (i) At any time after the L/C Issuer has made a payment under any Letter of Credit or the Administrative Agent has made any payment under an L/C Guaranty and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for its own account or for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
          (ii) If any payment received by the Administrative Agent for its own account or for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for its own account or for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
          (e) Obligations Absolute. The obligation of the Loan Parties to reimburse the L/C Issuer for each drawing under each Letter of Credit or to reimburse the Administrative Agent for any payment under an L/C Guaranty and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
          (i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
          (ii) the existence of any claim, counterclaim, set-off, defense or other right that any Loan Party or Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the Transactions or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
          (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
          (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
          (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it; and, if there is any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is delivered as aforesaid.
          (f) Role of L/C Issuer. Each Lender and the Borrower agree that (x) in paying any drawing under a Letter of Credit, the L/C Issuer, or (y) in issuing any L/C Guaranty, the Administrative Agent, shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Loan Parties hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to the use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Loan Party’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, punitive or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s bad faith, willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit as finally determined by a court of competent jurisdiction in a non-appealable decision. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

          (g) Cash Collateral. Upon the request of the Administrative Agent or the Required Lenders, if, as of the Letter of Credit Expiration Date, any Letter of Credit or L/C Guaranty for any reason remains outstanding and partially or wholly undrawn and not backstopped in an amount and in a manner satisfactory to the L/C Issuer, the Loan Parties shall immediately (but subject to the last sentence of this subsection (g)) Cash Collateralize 105% of the total L/C Exposures as of such date. Section 2.05 and 9.02(c) set forth certain additional requirements to deliver cash collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (or with and to a bank designated by the Administrative Agent to be held in a deposit account subject to a control agreement), for the benefit of the L/C Issuer or the Administrative Agent and the Lenders, as collateral for the total L/C Exposures, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of the term Cash Collateralize have corresponding meanings. The Loan Parties hereby grant to the Administrative Agent, for the benefit of the L/C Issuer, the Administrative Agent and the other Secured Parties, a security interest in all such cash, deposit accounts and all balances therein pledged, deposited with or delivered to the Administrative Agent and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with a bank designated by the Administrative Agent subject to a control agreements satisfactory to the Administrative Agent and the L/C Issuer.
          (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
          (i) Letter of Credit Fees. The Loan Parties shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily maximum amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, while an Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
          (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Loan Parties shall pay directly to the L/C Issuer for its own account a one time fronting fee for each Letter of Credit in the amount equal to 0.125% of the face amount of each such Letter of Credit payable at the times agreed to by the Borrower and the L/C Issuer. In addition, the Loan Parties shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
          (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
          (l) Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor (other than Holdings), the Loan Parties shall be obligated to reimburse the L/C Issuer or the Administrative Agent hereunder for any and all drawings under such Letter of Credit or any L/C Guaranty related to such Letter of Credit, as the case may be. The Loan Parties hereby acknowledge that the issuance of Letters of Credit or any L/C Guaranty for the account of any such Guarantor inures to the benefit of the Loan Parties and that the Loan Parties’ business derives substantial benefits from the businesses of such Guarantors.
     2.04 Swingline Loans.
          (a) Commitment to Make Swingline Loans. The Swingline Lender hereby agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, for the purposes identified in Section 6.11, notwithstanding the fact that the aggregate amount of the outstanding Swingline Loans, when added to the Swingline Lender’s Pro Rata Share of the outstanding Revolving Loans and L/C Exposures, from time to time may exceed the amount of such Lender’s Revolving Commitment; provided, however, that, after giving effect to any Borrowing of a Swingline Loan, (i) the total Revolving Exposures shall not exceed the total Revolving Commitments, (ii) the Revolving Exposure of any Lender (other than Swingline Lender) shall not exceed such Lender’s Revolving Commitment, or (z) the total Swingline Exposure shall not exceed the Swingline Loan Sublimit. Each Swingline Loan shall be a Base Rate Loan. No Swingline Loan shall be used for the purpose of funding the payment of the principal of any other Swingline Loan. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to have purchased, and hereby irrevocably and unconditionally agrees to purchase, from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product obtained by multiplying such Lender’s Pro Rata Share by the amount of such Swingline Loan. Amounts borrowed by the Borrower under the Swingline Commitment may be prepaid and reborrowed from time to time during the Availability Period. The Swingline Lender’s commitment to make Swingline Loans as provided in this Section 2.04(a) shall expire upon the expiration of the Availability Period, and all Swingline Loans shall be paid in full no later than the earlier of the date of the next Borrowing of Revolving Loans and on the Maturity Date.
          (b) Funding Procedures for Swingline Loans. The Borrower shall give to the Swingline Lender a Swingline Loan Notice (with a copy to the Administrative Agent) (or telephonic notice to be confirmed promptly with a Swingline Loan Notice) of a proposed Borrowing consisting of a Swingline Loan, specifying the amount of the requested Swingline Loan, not later than 1:00 p.m. (New York time) on the Business Day of the proposed Borrowing; provided that, subject to the satisfaction of the other conditions of this Section 2.04, the Borrower hereby authorizes the Swingline Lender to make Swingline Loans (without receipt of a

Swingline Loan Notice) pursuant to the terms of any automated cash management arrangement agreed to in writing by the Borrower and the Swingline Lender. Each request for a Swingline Loan shall be deemed a representation and warranty by the Borrower that (i) the requested Swingline Loan may be made in accordance with, and will not violate the requirements of, this Agreement, and (ii) the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Borrowing. Subject to the foregoing, and not later than 2:00 p.m. (New York time) on the Business Day of the proposed Borrowing of a Swingline Loan, the Swingline Lender shall make the proceeds of the requested Swingline Loan available to the Borrower.
          (c) Repayment of Swingline Loans With Revolving Loans. Regardless of whether the conditions set forth in Section 4.02 have been or are capable of being satisfied and without limiting the requirements to repay the Swingline Loans as set forth in the last sentence of Section 2.04(a) on any Business Day the Swingline Lender may, in its sole discretion, give notice to the Administrative Agent and the Lenders that some part or all of the outstanding Swingline Loans are to be repaid on the next succeeding Business Day with a Borrowing of Revolving Loans constituting Base Rate Loans made pursuant to Section 2.01 (but not subject to the minimum borrowing requirements of Section 2.02) in the same manner and with the same force and effect as if the Borrower had submitted a Loan Notice therefor pursuant to Section 2.02. Subject to and in accordance with Sections 2.01 and 2.02, each Lender holding a Revolving Commitment shall make the amount of its Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s Office, not later than 11:00 a.m. (New York time) on the applicable funding date. The Administrative Agent shall make the proceeds of such Revolving Loans available to the Swingline Lender on such funding date by causing an amount of immediately available funds equal to the proceeds of all such Revolving Loans received by the Administrative Agent to be credited to an account of the Swingline Lender, or shall make such proceeds available to the Swingline Lender in such other manner as shall be satisfactory to the Administrative Agent and the Swingline Lender.
          (d) Participations in Swingline Loans. If for any reason a requested Borrowing of Revolving Loans pursuant to Section 2.04(c) is not or cannot be effected, the Revolving Lenders will, as of the date such proposed Borrowing otherwise would have occurred but adjusted for any payments received in respect of such Swingline Loan(s) by or for the account of the Borrower on or after such date and prior to such purchase, immediately fund their respective participations in the outstanding Swingline Loans as necessary to cause such Lenders to share in such Swingline Loan(s) proportionately in accordance with their respective Pro Rata Shares. Whenever, at any time after any Lender has funded its purchase of a participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its proportionate share of such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event any such payment received by the Swingline Lender is subsequently set aside or is required to be refunded, returned or repaid, such Lender will repay to the Swingline Lender its proportionate share thereof.
          (e) Failure to Pay by Lenders. If any Lender shall fail to perform its obligation to make a Revolving Loan pursuant to Section 2.04(c) or to fund its purchase of a participation in Swingline Loans pursuant to Section 2.04(d), the amount in default shall bear interest for each day from the day such amount is payable until fully paid at a rate per annum equal to the Federal Funds Rate from time to time in effect, and such obligation may be satisfied by application by the Administrative Agent (for the account of the Swingline Lender) of any payment that such Lender otherwise is entitled to receive under this Agreement. Pending repayment, each such advance shall be secured by such Lender’s participation interest, if any, in the Swingline Loans and any security therefor, and the Swingline Lender shall be subrogated to such Lender’s rights hereunder in respect thereof.
          (f) Lenders’ Obligations Absolute. The obligation of each Lender to make Revolving Loans pursuant to Section 2.04(c) and to purchase participations in Swingline Loans pursuant to Section 2.04(d) shall be unconditional and irrevocable, shall not be subject to any qualification or exception whatsoever, shall be made in accordance with the terms and conditions of this Agreement under all circumstances and shall be binding in accordance with the terms and conditions of this Agreement under all circumstances, including the following circumstances: (i) any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any other instrument, document or agreement relating to the transactions that are the subject thereof; (ii) the existence of any claim, defense, set-off or other right that the Borrower, any Guarantor or any Lender may have at any time against the any Agent-Related Person, the Swingline Lender, any other Lender, the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any related transactions; (iii) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement; (v) the occurrence or continuance of any Default or failure of any condition in Article 4 to have been satisfied upon funding the Swingline Loan or thereafter; (vi) any adverse change in the condition (financial or other) of the Borrower or any Guarantor; or (vii) any other reason.
     2.05 Prepayments.
          (a) Voluntary Prepayments of Loans.
          (i) Revolving Loans and Term Loan. Subject to the limitations set forth in this Section 2.05(a), the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and/or the Term Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. New York time (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (iii) any such prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is delivered by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein;

provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan and/or Base Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Notwithstanding the foregoing, the Borrower may not voluntarily prepay any Loans that are Eurodollar Rate Loans unless such Loans are prepaid at the end of the applicable Interest Period or unless the Borrower pays all breakage costs associated with such prepayment as provided in Section 3.05 hereof.
          (ii) Application of Voluntary Prepayments of Revolving Loans and Term Loan. At the Borrower’s option, each voluntary prepayment shall be applied to Revolving Loans and/or the Term Loan. Any voluntary prepayment of the Term Loan shall be applied pro rata to the remaining scheduled principal payments of the Term Loan. Prepayments of Revolving Loans pursuant to this Section 2.05(a) shall not reduce the total Revolving Commitments. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.
          (iii) Prepayment of Swingline Loans. The Borrower may prepay Swingline Loans, in whole or in part, at any time and from time to time. The Borrower shall, prior to or contemporaneously with making any such prepayment, give the Swingline Lender such notice of prepayment (written notice or telephonic notice confirmed in writing to the Swingline Lender) as is sufficient to enable the Swingline Lender to apply such prepayment properly to the repayment of Swingline Loans.
          (b) Mandatory Prepayments of Loans.
          (i) Total Revolving Exposure. If for any reason the total Revolving Exposures at any time exceed the lesser of the total Revolving Commitments then in effect or the Revolving Borrowing Availability at such time, the Borrower shall immediately prepay Swingline Loans and Revolving Loans and/or Cash Collateralize the L/C Exposures in an aggregate amount equal to such excess (each such prepayment to be applied as set forth in clause (vi) below).
          (ii) Dispositions and Involuntary Dispositions. The Borrower shall, within three (3) Business Days after receipt thereof, prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of any Disposition or Involuntary Disposition (each such prepayment to be applied as set forth in clause (vi) below) in excess of $1,000,000 in any Fiscal Year. Notwithstanding the foregoing, if at the time of the receipt or application of such Net Cash Proceeds no Event of Default has occurred and is continuing and the Borrower delivers to the Administrative Agent a certificate, executed by the Borrower’s chief financial officer, that it intends within one hundred eighty (180) days after receipt thereof to use all of such Net Cash Proceeds either to purchase assets used in the ordinary course of business of the Borrower and its Subsidiaries, to make Capital Expenditures or to repair or restore assets, in each case to the extent permitted hereunder, the Borrower may use such Net Cash Proceeds in the manner set forth in such certificate; provided, however, that, (A) such Net Cash Proceeds shall be held in a bank account subject to a Deposit Account Control Agreement until such time as such Net Cash Proceeds are used to purchase such assets or to make such Capital Expenditures or applied to the Obligations upon the occurrence of any Event of Default, as the case may be, and (B) any such Net Cash Proceeds not so used within one hundred eighty day-period shall, on the first Business Day immediately following such period, be applied as a prepayment in accordance with clause (vi) below and (C) any assets so acquired shall be subject to the security interests under the Collateral Documents in the same priority as the assets subject to such Disposition or Involuntary Disposition.
          (iii) Equity Issuances. Within five (5) Business Days after receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 50% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vi) below).
          (iv) Debt Issuances. Within five (5) Business Days after receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance (other than proceeds of Indebtedness permitted to be incurred under this Agreement), the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to one hundred percent (100%) of all such Net Cash Proceeds or other amounts received (such prepayment to be applied as set forth in clause (vi) below).
          (v) Excess Cash Flow. On the date on which the annual financial statements are required to be delivered pursuant to Section 6.01(a) for each Fiscal Year (commencing with the Fiscal Year ending December 31, 2008), the Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to seventy-five percent (75.00%) of Excess Cash Flow for such Fiscal Year minus any payments made pursuant to Section 2.05(a)(i) made during such Fiscal Year (including voluntary payments of Revolving Loans but only to the extent accompanied by permanent reductions of the Revolving Commitments). Simultaneously with the delivery by the Loan Parties of the financial statements required to be delivered pursuant to Section 6.01(a) for each Fiscal Year, the Loan Parties shall deliver to the Administrative Agent a calculation (in such detail as the Administrative Agent may reasonably require) of the Excess Cash Flow for such Fiscal Year; provided such percentage of Excess Cash Flow shall be reduced to fifty percent (50.00%) for each Fiscal Year for which the Borrower delivers a Compliance Certificate pursuant to Section 6.02(b) together with the annual financial statements under Section 6.01(a) demonstrating that the Consolidated Total Leverage Ratio for such Fiscal Year is less than 2.50 to 1.00. Each prepayment with respect to Excess Cash Flow shall be accompanied by a certificate executed by the Borrower’s chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form, substance and detail reasonably satisfactory to the Administrative Agent and shall be applied as set forth in clause (vi) below.

          (vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:
          (A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), (x) to the Swingline Loans, to the full extent thereof, (y) after all Swingline Loans have been repaid, to the Revolving Loans to the full extent thereof and, after all Swingline Loans and Revolving Loans have been repaid, to Cash Collateralize any L/C Exposures; and
          (B) with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii) through (v), to the Term Loan (applied pro rata to the remaining principal amortization payments thereof).
      Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. Prepayments of the Revolving Loans pursuant to this Section 2.05(b) shall not reduce the total Revolving Commitments. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by a payment of all interest accrued on the principal amount prepaid through the date of prepayment.
     2.06 Termination or Reduction of Total Revolving Commitments.
          (a) The Borrower may, upon prior written notice from the Borrower to the Administrative Agent, terminate the total Revolving Commitments or from time to time permanently reduce in part the total Revolving Commitments; provided, however, that (a) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. on the Business Day prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, and (c) after giving effect to any reduction of the Revolving Commitments, the total Revolving Commitments shall not be less than (i) the total Revolving Exposures or (ii) the sum of the Letter of Credit Sublimit and the Swingline Loan Sublimit. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the total Revolving Commitments. Any reduction of the Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share. All fees accrued with respect thereto until the effective date of any termination of the total Revolving Commitments shall be paid on the effective date of such termination.
     2.07 Repayment of Loans.
          (a) Revolving Loans. On the Maturity Date, the Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the aggregate principal amount of all Revolving Loans outstanding on such date.
          (b) Term Loan. The Borrower shall pay the principal amount of the Term Loan in consecutive quarterly installments in the aggregate amounts set forth below (as such amounts may be reduced in accordance with Section 2.05(b)(vi)) commencing with March 31, 2008:

Date	Term Loan Installment
March 31, 2008	$1,750,000
June 30, 2008	$1,750,000
September 30, 2008	$1,750,000
December 31, 2008	$1,750,000
March 31, 2009	$2,625,000
June 30, 2009	$2,625,000
September 30, 2009	$2,625,000
December 31, 2009	$2,625,000
March 31, 2010	$3,500,000
June 30, 2010	$3,500,000
September 30, 2010	$3,500,000
December 31, 2010	$3,500,000
March 31, 2011	$4,375,000
June 30, 2011	$4,375,000
September 30, 2011	$4,375,000
December 31, 2011	$4,375,000
March 31, 2012	$5,250,000
June 30, 2012	$5,250,000
September 30, 2012	$5,250,000
Maturity Date	The unpaid principal amount of the Term Loan then outstanding, together with all other amounts due and payable
          (c) Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier of the next Borrowing of Revolving Loans and the Maturity Date.
     2.08 Interest.
          (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Base Rate for such Interest Period plus (B) the Applicable Margin; and (ii) each Base Rate Loan bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to (A) the Base Rate plus (B) the Applicable Margin.
          (b) After the occurrence and during the continuation of an Event of Default pursuant to (i) Section 9.01(f) or (ii) upon written request of the Required Lenders, pursuant to any other subsection of Section 9.01, the Borrower shall pay interest, on demand, on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.
     2.09 Fees.
          (a) Unused Fee. The Borrower shall pay, or cause to be paid, to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, an unused fee equal to the product of (i) one half of one percent (0.5%) per annum times (ii) the actual daily amount by which the total Revolving Commitments exceed the sum of (y) the total outstanding amount of Revolving Loans (including any outstanding Swingline Loans) and (z) the total L/C Exposures. The unused fee shall accrue daily at all times during the Availability Period, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.
          (b) Other Fees.
          (i) The Borrower shall pay, or cause to be paid, to the Co-Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and the Administrative Agent’s Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.
          (ii) The Borrower shall pay, or cause to be paid, to the Administrative Agent, the Co-Lead Arrangers, the Agents and/or CIT-LSC such fees as shall have been separately agreed upon between any of the Loan Parties and/or the Administrative Agent, the Co-Lead Arrangers, the Agents and CIT-LSC in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.
     2.11 Evidence of Debt.
          (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be substantially in the form of Exhibit B-1 (a “Revolving Note”), (ii), in the case of a Term Loan, be substantially in the form of Exhibit B-2 (a “Term Note”), and (iii) in the case of Swingline Loans, be substantially in the form of Exhibit B-3 (the “Swingline Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto, but any failure to do so shall not limit or otherwise affect the Borrower’s Obligations hereunder.
          (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12 Payments Generally.
          (a) All payments to be made by the Borrower of principal, interest, fees and other Obligations shall be absolute and unconditional and shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or rescission. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office (or, in the case of Swingline Loans, delivered directly to the Swingline Lender) in Dollars and in immediately available funds not later than 12:00 p.m. New York time on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. New York time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
          (b) Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
          (c) Subject to Section 9.04, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings,

interest and fees then due hereunder, such funds shall be applied (i) first, toward applicable interest and fees ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second toward repayment of the applicable principal (including L/C Borrowings) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
          (d) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
          (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
          (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
          (iii) In the event that any Lender fails to make available to the Administrative Agent such Lender’s Pro Rata Share of any Borrowing by the Borrower in accordance with the provisions of Section 2.02 hereof, and the Borrower does not repay to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing within three (3) Business Days after such Borrowing, the Administrative Agent shall have the right to recover such Lender’s Pro Rata Share of the Borrowing directly from such Lender, together with interest thereon from the date of the Borrowing at the rate per annum applicable to such Borrowing. In addition, until the Administrative Agent recovers such amount, (x) such Lender shall not be entitled to receive any payments under Sections 2.05, 2.07 or 2.08 hereof, and (y) for purposes of voting on or consenting to other matters with respect to this Agreement or the other Loan Documents, such Lender’s Commitment shall be deemed to be zero and such Lender shall not be considered to be a Lender.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.
          (e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (f) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
          (g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or L/C Exposures or Swingline Exposures held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, and/or such subparticipations in L/C Exposures and Swingline Exposures held by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
     2.14 Handling of Proceeds of Collateral; Cash Dominion.
          (a) Collection of Accounts and Other Proceeds. The Loan Parties agree to direct all of their account debtors to send payments on all Accounts directly to one or more Controlled Bank Accounts. Notwithstanding the foregoing, should any Loan Party ever receive any payment on an Account or other proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, such Loan Party agrees to hold such proceeds separate from such Loan Party’s other property and funds, and to deposit such proceeds directly into a Controlled Bank Account within three (3) Business Days.
          (b) Transfer of Funds from Controlled Bank Accounts. During a Cash Control Period and until the termination of the Cash Control Period (at which time the Administrative Agent shall no longer have the right to direct the disposition of the funds on deposit in the Controlled Bank Accounts and such rights shall be re-conveyed to the Loan Parties), the Administrative Agent shall have the right, at the Administrative Agent’s election in its sole discretion, to require that funds remaining on deposit in the Controlled Bank Accounts be transferred to the Administrative Agent’s Bank Account on each Business Day, and the Loan Parties agree to take all actions required by the Administrative Agent or by any bank at which the Controlled Bank Accounts are maintained in order to effectuate the transfer of funds in this manner. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.
          (c) New Controlled Bank Accounts. Each Loan Party agrees not to open any new bank account into which proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such bank account, such Loan Party enters into a Deposit Account Control Agreement with respect to such bank account. Upon compliance with the terms set forth above, such bank account shall constitute a Controlled Bank Account for purposes of this Agreement. Notwithstanding anything to the contrary in this Section 2.14, the Loan Parties may maintain one or more accounts constituting Excluded Accounts.
          (d) Credit Card Receivables. The Borrower shall, and shall cause each of its Subsidiaries that receives Collections through credit card charges to, establish and maintain Credit Card Agreements with the Administrative Agent and each Credit Card Processor. Each such Credit Card Agreement shall provide, among other things, that each such Credit Card Processor shall, on a daily basis (on each Business Day), transfer all proceeds of credit card charges for sales by such Loan Party or such Subsidiary, as applicable, received by it (or other amounts payable by such Credit Card Processor) (net of any amounts contractually offset by such Credit Card Processor) into the Controlled Bank Accounts designated on Schedule 2.14(d)

as the “credit card depository account” (the “Credit Card Depository Account”). No Loan Party nor any Subsidiary of any Loan Party may change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of the Administrative Agent. Without limiting the foregoing or any other provision of this Agreement, in the event a Credit Card Agreement is not in effect with respect to any credit card charge processing arrangement of any Loan Party or Subsidiary of a Loan Party, such Loan Party or Subsidiary (as applicable) shall instruct such credit card charge processor to remit all proceeds of credit card charges or sales processed by such processor to the applicable Credit Card Depository Accounts and shall not rescind or alter such instruction without the prior written consent of the Administrative Agent.
          (e) Collective Borrowing Arrangement. The Loan Parties have informed the Administrative Agent that all of the Loan Parties presently engage in an integrated operation that requires financing on an integrated basis, and each Loan Parties expects to benefit from the continued successful performance of such integrated operations. Therefore, in order to best utilize the borrowing powers of the Loan Parties in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each Loan Party and the existing back office practices of the Loan Parties, each Loan Party has requested that all Revolving Loans, the Term Loan and the Swingline Loans be disbursed, and Letters of Credit by issued, solely upon the request of the Borrower and to bank accounts managed solely by the Borrower, it being the intent and desire of the Loan Parties that the Borrower manage for the benefit of each Loan Party the expenditure and usage of such funds.
          (f) Accounts. In no event shall prior recourse to any Account or other security granted to or by any Loan Party be a prerequisite to the Administrative Agent’s or the Lenders’ rights to demand payment of any of the Obligations. In addition, each Loan Party agrees that neither the Administrative Agent nor any Lender shall have any obligation whatsoever to perform in any respect any Loan Party’s contracts or obligations relating to the Accounts.
     2.15 Statement of Account. Upon written request by the Borrower, the Administrative Agent agrees to prepare and make available to the Borrower (by mail, facsimile, e-mail or other means, as mutually agreed to by the Borrower and the Administrative Agent and the Lenders), a statement showing the accounting for the charges, loans, advances and other transactions occurring among the Administrative Agent, the Lenders and the Borrower during that month. Absent manifest error, each statement shall be deemed correct and binding upon the Borrower and the Lenders, and shall constitute an account stated between the Borrower on one hand and the Lenders and the Administrative Agent on the other hand, as the case may be.
ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
          (a) Any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), in each of the foregoing cases by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office or any other jurisdiction as a result of a connection with such jurisdiction other than as a result of entering into this Agreement (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions for Taxes (including deductions for Taxes applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or if no receipt is available, other evidence of payment reasonably satisfactory to the Administrative Agent.
          (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
          (c) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a demand therefor. Each Lender demanding payment under this subsection (c) will deliver a certificate as to the amount of such payment or liability to Borrower (with a copy to the Administrative Agent), calculating the amount to be paid by the Borrower in reasonable detail.
          (d) If any Loan Party is required to pay any amount to any Lender or the Administrative Agent pursuant to this Section 3.01, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment which may thereafter accrue, if such change in the reasonable judgment of such Lender is not otherwise disadvantageous to such Lender.

          (e) Each Lender, if any, that is not organized under the laws of the United States or a state thereof (each, a “Foreign Lender”) shall, (i) on or prior to the date of the execution and delivery of this Agreement, in the case of each Lender listed on the signature pages hereof, or, in the case of an assignee Lender, on or prior to the date it becomes a Lender, execute and deliver to the Borrower and the Administrative Agent, two or more (as the Borrower or the Administrative Agent may reasonably request) original United States Internal Revenue Service Forms W-8IMY (with all required attachments), Forms W-8ECI or Forms W-8BEN (or successor forms) establishing the Lender’s exemption from United States federal withholding tax, or, solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Forms W-8BEN and a certificate executed by a duly authorized officer of such Lender representing that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or such other forms or documents (or successor forms or documents), appropriately completed, establishing that payments to such Lender are exempt from withholding or deduction of United States federal withholding taxes; and (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or documents on or before the date that any such form or document expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent such form or document previously delivered by it to the Borrower.
          (f) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
          (g) The Borrower shall not be required to pay any additional amount to any Foreign Lender under this Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to Section 3.01(f) or (B) if such Lender shall have failed to provide the proper forms as required by the foregoing provisions of Section 3.01(e) or (f); provided that if such Lender shall have satisfied the requirement of Section 3.01(e) or (f) (as the case may be) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 3.01 shall relieve the Borrower of its obligation to pay any amounts pursuant to this Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate or such forms, certificates or other evidence is no longer applicable to such Lender or other Person.
          (h) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under Section 3.01(f) or (g).
          (i) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent and the Borrower two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent or the Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.
          (j) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of all commitments to make Loans, repayment of all Obligations and the resignation of the Administrative Agent.
          (k) If the Administrative Agent, a Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer (as the case may be) in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality.

     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender or cost any additional amount.
     3.03 Inability to Determine Rates.
     If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Cost and Reduced Return; Capital Adequacy.
     If any Change in Law shall:
          (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;
          (b) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

          (c) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
     and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to compensate a Lender pursuant to this Section 3.04 for any such increased cost that such Lender becomes aware of more than one-hundred-eighty (180) days prior to the date that such Lender demands compensation therefor.
     3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
          (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
          (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 12.15, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Matters Applicable to all Requests for Compensation.
          (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
          (b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 12.15.
     3.07 Survival. All of the Borrower’s obligations under this Article 3 shall survive the Termination Date.
     3.08 Mitigation Obligations; Replacement Lenders.
          (a) Designation of a Different Lending Office. Subject to Section 12.15, if any Lender requests compensation under Section 3.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.04, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, if, in the judgment of such Lender, such designation (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any additional cost or expense for which in the judgment of the Lender it is not being adequately indemnified and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. (i) If any Lender requests compensation under Section 3.01, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.04, or if any Lender defaults in its obligation to fund Loans hereunder, (iii) if any Lender is a Defaulting Lender or (iv) if any Lender has failed to consent to any proposed waiver or amendment with respect to this Agreement that requires the consent of all the Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee satisfactory to the Administrative Agent that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (i) No Event of Default shall have occurred and be continuing;

          (ii) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.07;
          (iii) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
          (iv) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.04, such assignment will result in a reduction in such compensation or payments thereafter; and
          (v) such assignment does not conflict with applicable law.
          (c) A Lender shall not be required to make any such assignment of delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE 4
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension.
     The obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent (or waiver by all of the Lenders):
          (a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement, the other Loan Documents and the other agreements, instruments and other documents set forth on the Closing Checklist, each properly executed by an authorized officer of each Loan Party and other party thereto and, in the case of this Agreement, by each Lender.
          (b) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), dated within thirty (30) days of the Closing Date and in form and substance satisfactory to the Administrative Agent and its legal counsel:
          (i) copies of the Organization Documents of each Loan Party certified to be true and complete within thirty (30) days of the Closing Date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

          (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates certified by a secretary or assistant secretary of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of (A) each officer of any Loan Party executing any agreement, certificate of other document required to be delivered hereby or (B) authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and
          (iii) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or formation of each Loan Party, dated within thirty (30) days of the Closing Date certifying such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or formation.
          (c) Filings, Registrations and Recordings. Receipt by the Administrative Agent of each document (including any UCC-1 financing statements) required by the Collateral Documents or under Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), which shall be in proper form for filing, registration or recordation.
          (d) Pledged Stock; Stock Powers; Pledged Notes. Receipt by the Administrative Agent of (i) any certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock (or analogous) power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof or, with respect to any uncertificated security, an Uncertificated Security Control Agreement executed by a pledgor and acknowledged by the applicable Loan Parties, and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
          (e) Controlled Bank Accounts. (i) The Loan Parties shall have established one or more Controlled Bank Accounts with respect to the collection of Accounts and the deposit of the proceeds thereof, and (ii) the Loan Parties shall have entered into a Deposit Account Control Agreement with the applicable depository bank with respect to each Controlled Bank Account.
          (f) Real Estate Documents. Receipt by the Administrative Agent, with respect to each Mortgaged Property owned or leased by a Loan Party as of the Closing Date, of all Mortgage Instruments and Mortgage Supporting Documents relating thereto.
          (g) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of (i) Kirkland & Ellis LLP, counsel to the Loan Parties, (ii) Bennett Tueller Johnson & Deere, local Utah counsel to the Loan Parties, and (iii) Ray, Quinney & Nebeker, counsel to the Sellers (as defined in the Target Acquisition Agreement) delivered pursuant to Section 6.3(f) of the Target Acquisition Agreement, in each case, addressed to the Administrative Agent and each

Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.
          (h) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries evidencing insurance meeting the requirements set forth in the Loan Documents, including, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender loss payee or mortgagee, as applicable (in the case of hazard insurance) on behalf of the Lenders.
          (i) Liens Searches. Receipt by the Administrative Agent of UCC and other Lien searches considered necessary by the Administrative Agent and other evidence as requested by the Administrative Agent that no Liens exist other than Permitted Liens.
          (j) Termination of Existing Credit Agreements. Receipt by the Administrative Agent of evidence that the loans and other obligations under the Existing Credit Agreements have been repaid or will be repaid with the initial Loans made hereunder on the Closing Date and the commitments thereunder have been terminated and all mortgages, financing statements, and Liens associated therewith have been released or otherwise terminated.
          (k) Third Party Consents; Change of Ownership. Receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities and counterparties to the Website Agreement, to the execution, delivery and performance of the Loan Documents and Target Acquisition Documents except where the failure to obtain such approval or consent would not reasonably be expected to cause a Material Adverse Effect, and the Administrative Agent shall be satisfied that no Lender Party shall be required to obtain any governmental license, consent or approval in connection therewith.
          (l) Fees. Substantially simultaneously to the funding of the initial Credit Extensions, receipt by the Agents and the Lenders of any fees required to be paid on or before the Closing Date under this Agreement and the Fee Letter.
          (m) Attorney Costs. The Loan Parties shall have paid all Attorney Costs of the Agents, payable hereunder and invoiced to the Borrower plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Loan Parties and the Agents).
          (n) [Intentionally Omitted].
          (o) [Intentionally Omitted].
          (p) [Intentionally Omitted].
          (q) Financial Statements; Projections. Receipt by the Administrative Agent of:

               (i) the Audited Pre Closing Financial Statements;
               (ii) the Interim Pre Closing Financial Statements; and
               (iii) satisfactory projections through December 31, 2012.
          (r) [Intentionally Omitted].
          (s) Closing Certificate. Receipt by the Administrative Agent of a certificate executed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01 and Sections 4.02(a), (b), (c) and (d) have been satisfied.
          (t) Target Acquisition. The Target Acquisition shall have been consummated in accordance with the Target Acquisition Agreement in all material respect substantially simultaneously with the initial Credit Extensions and for an aggregate purchase price not to exceed $360,000,000, excluding the costs and expenses thereof in an amount not to exceed $16,000,000, and the Administrative Agent shall have received a fully executed copy of each of the material Target Acquisition Documents, which shall be certified by a Responsible Officer of the Borrower as being true, correct and complete in all material respects and shall otherwise be in a form and substance reasonably satisfactory to the Administrative Agent.
          (u) Investment Documents. Receipt by the Administrative Agent of confirmation of ownership and capital structure of the Loan Parties and the Administrative Agent shall be satisfied with the constituent documents of the Loan Parties and related investment agreements. All preferred equity securities shall have a maturity or redemption date at least six months after the latest maturity date of the Loans.
          (v) [Intentionally Omitted].
          (w) Minimum EBITDA. Receipt by the Administrative Agent of a due diligence report dated October 19, 2007 as updated by Exhibit 4 thereto (the “PWC Report”) from PriceWaterhouseCoopers LLP, in form, substance and detail satisfactory to the Agents, demonstrating that the Consolidated EBITDA of the Consolidated Group for the twelve month period ended September 30, 2007 is equal to or greater than $38,000,000.
          (x) Equity Proceeds. Receipt by the Administrative Agent of evidence, satisfactory to the Administrative Agent, of investments in the Capital Stock of Holdings in an amount not less than $205,000,000 and consisting of: (i) Holdings’ receipt of gross cash proceeds of at least $100,000,000 from the Sponsor, all of which shall have been contributed to the Borrower, (ii) the conversion of the entire amount of the Sponsor’s investment in Target into an investment in the Capital Stock of Holdings and the conversion of other existing equity investors of Target having equity valued at not less than $57,089,900 into an investment in the Capital Stock of Holdings, (iii) Holdings receipt of gross cash proceeds of at least $9,750,000 from certain other equity investors, and (iv) that the Sponsor will own (directly or indirectly) at least 60.00% of the Capital Stock of Holdings, and will control (directly or indirectly) the board of directors of Holdings.

          (y) Database and Software Escrow Agreement. The parties thereto shall have executed and delivered to the Administrative Agent, an Escrow Agreement.
          (z) Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, environmental matters, material contracts, debt agreements, property ownership, contingent liabilities, employment agreements, non-compete agreements and management of the Loan Parties and their Subsidiaries.
     4.02 Conditions to all Credit Extensions.
     The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension, is subject to the following conditions precedent:
          (a) The representations and warranties of each Loan Party contained in Article 5 or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
          (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.
          (c) [Intentionally Omitted].
          (d) After giving effect to such Credit Extension, (i) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments or the Revolving Borrowing Availability as set forth in the calculation included in the Loan Notice.
          (e) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
          (f) No Material Adverse Effect shall exist since the date of the end of the most recent fiscal interim period for which the Loan Parties’ financial statements have been delivered to the Administrative Agent and no event(s) shall have occurred and no circumstance(s) shall exist, which individually or in the aggregate with other such circumstances or events could reasonably be expected to have a Material Adverse Effect.
     Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
     The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders, both prior to and after giving effect to the Target Acquisition on the Closing Date, that:
     5.01 Existence, Qualification and Power. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (to the extent such concept is applicable in the applicable jurisdiction), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, except where the failure to have such licenses, authorizations, consents or approvals or to have such power and authority could not be reasonably expected to have a Material Adverse Effect; and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except where failure to be so qualified or licensed could not be reasonably expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which any Loan Party is a party (except for Liens created under the Loan Documents) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or the Property of any Loan Party is subject that could not reasonably be expected to have a Material Adverse Effect; (c) except for violations that could not reasonably be expected to have a Material Adverse Effect, violate any Law (including Regulation U or Regulation X issued by the FRB); or (d) result in a limitation on any licenses, permits or other Governmental Approvals applicable to the business, operations or properties of any Loan Party that could not reasonably be expected to have a Material Adverse Effect.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) those that have already been obtained and are in full force and effect (ii) authorizations, approvals, actions, notices and filings contemplated by the Collateral Documents, (iii) notices and filings which customarily are required in connection with the exercise of remedies in respect of the Collateral and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings the failure of which to obtain, take give or make could not be reasonably expected to have a Material Adverse Effect.

     5.04 Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.
     5.05 Financial Statements; No Material Adverse Effect.
          (a) The Audited Pre-Closing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or in the PWC Report; and (ii) fairly present in all material respects the financial condition of the Target and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
          (b) The Interim Pre-Closing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or in the PWC Report; and (ii) fairly present in all material respects the financial condition of the Target and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
          (c) As of the Closing Date, the Loan Parties do not have any material liabilities, contingent or otherwise, or forward or long-term commitments other than as disclosed in the Audited Pre-Closing Financial Statements or the Interim Pre-Closing Financial Statements or in the notes thereto or in the PWC Report.
          (d) The financial statements delivered pursuant to Sections 6.01(a) and 6.01(b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 6.01(a) and 6.01(b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the dates thereof and for the periods covered thereby except as noted in the PWC Report.
          (e) As of the Closing Date and since the date of the Audited Pre Closing Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. After the Closing Date, no Material Adverse Effect shall exist since the date of the end of the most recent fiscal interim period for which the Loan Parties’ financial statements have been delivered to the Administrative Agent.
     5.06 Litigation. Except as disclosed on Schedule 5.06, there are no Proceedings pending or, to the knowledge of the Loan Parties, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect or (c) alleging that the use or operation by any Loan Party of any Trademark, Domain Name or Website (or the use or operation by any

Loan Party of any Trademark, Domain Name or Website held by the Target or its Subsidiaries prior to giving effect to the Transactions) infringes on the rights of any other Person or otherwise challenging any Loan Party’s claim of ownership in or right to use any Trademark, Website or Domain Name (or the Target’s or its Subsidiaries’ claim of ownership in or right to use any Trademark, Website or Domain held by the Target or its Subsidiaries prior to giving effect to the Transactions), any Loan Party’s right to register any Website or Domain Name (or the Target’s or its Subsidiaries’ right to register any Website or Domain Name held by any Company prior to giving effect to the Transactions), or any Loan Party’s right to keep and maintain such registration in full force and effect (or the Target’s or its Subsidiaries’ right to keep and maintain such registration in full force and effect with respect to any Website or Domain Name held by the Target or its Subsidiaries prior to the giving effect to the Transactions) except for such allegations or challenges which, if determined adversely, could not reasonably be expected to have a Material Adverse Effect.
     5.07 No Default.
          (a) No Loan Party is in breach of or default under any Material Contract.
          (b) No Default or Event of Default has occurred and is continuing.
     5.08 Ownership of Property; Liens. Each of the Loan Parties and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business. No Property of the Loan Parties and their Subsidiaries is subject to any Liens, other than Permitted Liens.
     5.09 Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:
          (a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses.
          (b) None of the Facilities contains any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could reasonably be expected give rise to liability under, Environmental Laws.
          (c) Neither any Loan Party nor any Subsidiary has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses.
          (d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or judicial decisions or orders outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.
          (f) There has been no release or, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws.
          (g) This Section 5.9 contains the sole and exclusive representations and warranties of the Loan Parties with respect to any environmental, health or safety matters, including any arising under Environmental Law.
     5.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured in compliance with Section 6.07. The insurance coverage of the Loan Parties as in effect on the Closing Date complies with the requirements of Section 6.07 and is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10.
     5.11 Taxes. Except as set forth on Schedule 5.11, the Loan Parties have filed all federal and state income and other material tax returns and reports required to be filed, and have paid all federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.
     5.12 ERISA Compliance.
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations and published interpretations thereunder, and other federal or state Laws except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such letter is currently being processed by the IRS with respect thereto taking into account the changes in qualification requirements under Section 401(a) of the Internal Revenue Code made by the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 (and each Plan has been timely amended to reflect changes in the qualification requirements under Section 401(a) of the Internal Revenue Code made by the

Economic Growth and Tax Relief Reconciliation Act of 2001 and any application IRS guidance issued thereunder) and, to the best knowledge of the Loan Parties, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan. Each Loan Party and each ERISA Affiliate has performed all their obligations under each Plan according to their terms, including filing or furnishing to the IRS, Department of Labor or other Governmental Authority, or to participants or beneficiaries of each Plan, any reports, returns, notices and other documentation required to be filed or furnished except as could not reasonably be expected to have a Material Adverse Effect.
          (b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to result in a material liability.
          (c) Except as could not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries. Set forth on Schedule 5.13 is a complete and accurate list as of the Closing Date immediately after the consummation of the Target Acquisition, of each Loan Party and each Subsidiary, together with (a) number of shares of each class of Capital Stock outstanding and (b) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary. None of the shares of Capital Stock of any Subsidiary is subject to any outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of each Loan Party and each Subsidiary is validly issued, fully paid and non-assessable.
     5.14 Margin Regulations; Investment Company Act.
          (a) The Loan Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Borrowing shall be used for the purpose of purchasing or carrying margin stock.

          (b) None of the Loan Parties nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. No report, financial statement, certificate, statement or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Administrative Agent and Lenders recognize and acknowledge that such projected financial information are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.
     5.16 Compliance with Laws. Except as set forth on Schedule 5.16, each of the Loan Parties and each Subsidiary is operating in compliance with the requirements of all Laws and all orders, writs, injunctions, decrees, and Governmental Approvals applicable to it, its properties or the Facilities, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or in which non-compliance with such requirement of Law or order, writ, injunction or decree could not be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither any Loan Party nor any Subsidiary is in receipt of any written notice of any material violation of any Law, statute, rule, regulation, ordinance, code, judgment, order writ, decree, permit, concession, franchise or other governmental approval applicable to it or any of its property, which notice, individually or in the aggregate could reasonably be expected have a Material Adverse Effect.
     5.17 Intellectual Property; Licenses, Etc.
          (a) The Loan Parties and their Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses without conflict with the rights of any other Person. Set forth on Schedule 5.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any Loan Party as of the Closing Date. No claim has been asserted and is pending by any Person challenging or questioning the use of any such IP Rights or the validity or effectiveness of any such IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any such IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any such IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person in any material respect. As of the Closing Date, none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement other than in the ordinary course of business and expect to the extent such license was granted as consideration or partial consideration for services provided by third party vendors, except as set forth on Schedule 5.17.

          (b) Set forth on Schedule 5.17 hereto is a complete list of all Websites and Domain Names owned by the Loan Parties, including the domain name registrar and administrative contact with respect to each such Domain Name and the date on which the Loan Parties’ registration of each such Domain Name with each such domain name registrar is scheduled to expire. Each Domain Name set forth on Schedule 5.17 is duly registered with the domain name registrar set forth on Schedule 5.17 opposite such Domain Name and has not been registered with any other domain name registrar. The Loan Parties own and have good title to all Websites and Domain Names set forth on Schedule 5.17 and the use thereof by the Loan Parties (and, as of the date of this Agreement, immediately prior to giving effect to the Transactions, the use thereof by the Target and its Subsidiaries) does not infringe upon the rights of any other Person in any material respect. The Websites and Domain Names of the Loan Parties have been maintained and renewed in accordance in all material respects with all applicable laws, rules and regulations and all applicable rules and procedures of each domain name registrar and ICANN. The Loan Parties have taken commercially reasonable steps to protect their rights and interests in and to their Websites and Domain Names. To the Loan Parties’ knowledge no person has gained unauthorized access to any Website or data stored thereon (including any customer data). To the Loan Parties’ knowledge the Websites and Loan Parties’ Proprietary Software are materially free of all “viruses”, “worms”, “trojan horses”, “time bombs”, “back doors”, and other infections or harmful routines intentionally inserted to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Websites or software, or any other associated software, firmware, hardware, computer system or network.
     5.18 Broker’s Fees. Other than as set forth on Schedule 5.18, neither any Loan Party nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the Transactions.
     5.19 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date, and as of the Closing Date, neither any Loan Party nor any Subsidiary is currently experiencing any strikes, walkouts or work stoppages.
     5.20 Business Locations. Set forth on Schedule 5.20(a) is a list of all Real Property located in the United States that is owned or leased by any Loan Party as of the Closing Date. Set forth on Schedule 5.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the Closing Date. Set forth on Schedule 5.20(c) is the chief executive office, tax payer identification number and organizational identification number of each Loan Party as of the Closing Date.
     5.21 Perfection of Security Interests in the Collateral. The Collateral Documents create, on the Closing Date, in favor of the Secured Parties, valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are perfected security interests and Liens (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), prior to all other Liens, other than Permitted Liens.
     5.22 Solvency. After giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, the issuance of the guaranties of the Obligations and the pledge of assets as security therefor by all of the Loan Parties, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Loan Parties, (c) the consummation of the Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties individually (other than the Guarantor Subsidiaries which, as of the Closing Date, are inactive) and taken as a whole are Solvent.
     5.23 [Intentionally Omitted].
     5.24 [Intentionally Omitted].
     5.25 [Intentionally Omitted].
     5.26 [Intentionally Omitted].
     5.27 Patriot Act. To the extent applicable, each Loan Party is in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
     5.28 Licensing. Except as set forth in Schedule 5.28, each of the Loan Parties and their Subsidiaries has, to the extent applicable: (i) obtained (or been duly assigned) all required Governmental Approvals for the acquisition, construction, expansion of, investment in or operation of its businesses and Facilities as currently operated; and (ii) obtained and maintains in good standing all required Governmental Approvals, except, in each case, where failure to obtain such Governmental Approvals could not be reasonably expected to result in a Material Adverse Effect. No event has occurred or other fact exists with respect to the Governmental Approvals that allows, or after notice or lapse of time or both, would allow, revocation, suspension, restriction, limitation or termination of any of the Governmental Approvals except for revocations, suspensions, restrictions, limitations or terminations which could not reasonably be expected to result in a Material Adverse Effect. No notice from any Governmental Authority in respect to the revocation, suspension, restriction, limitation or termination of any Governmental Approvals has been delivered, issued, proposed or threatened except for revocations, suspensions, restrictions, limitations or terminations which could not reasonably be expected to result in a Material Adverse Effect.
     5.29 Target Acquisition. The Target Acquisition has been consummated in all material respects pursuant to the terms of the Target Acquisition Documents and in compliance in all material respects with all applicable Laws. As of the Closing Date, the Loan Parties have provided to the Administrative Agent complete copies of the Target Acquisition Documents, including all schedules, exhibits and disclosure letters referred to therein or delivered pursuant thereto, if any, and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the term thereof. As of the Closing Date, none of such agreements and documents has been amended or supplemented in any material respect, nor have any of the provisions thereof been waived in any material respect, except pursuant to a written agreement or agreement which has heretofore been delivered to the Administrative Agent.
ARTICLE 6
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Revolving Commitment hereunder or any Loan or other Obligation (other than contingent indemnification obligations not yet due and payable) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding unless backstopped or cash collateralized in an amount and in a manner satisfactory to the L/C Issuer, the Loan Parties shall and shall cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent (with sufficient copies for each Lender), in form and detail reasonably satisfactory to the Administrative Agent:
          (a) as soon as available, but in any event within one-hundred fifty (150) days after the end of each Fiscal Year of the Loan Parties and their Subsidiaries, consolidated and consolidating balance sheets of the Loan Parties and their Subsidiaries as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, and consolidated statements of retained earnings, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
          (b) as soon as available, but in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Loan Parties and their Subsidiaries, consolidated and consolidating balance sheets of the Loan Parties and their Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income or operations and consolidated statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures as of the end of and for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and also the number of subscribers of the Loan Parties and their Subsidiaries by Website for such calendar quarter, including detail on the number of new subscribers and subscriber cancellations since the immediately preceding calendar quarter, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

          (c) as soon as available, but in any event within thirty (30) days after the end of each calendar month of the Loan Parties and their Subsidiaries, consolidated balance sheets of the Loan Parties and their Subsidiaries as at the end of such month, and the related consolidated statements of income or operations and consolidated statement of cash flows for such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding month and corresponding portion of the Fiscal Year from the budget delivered pursuant to Section 6.02(c), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Loan Parties and their Subsidiaries.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
          (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under any of the financial covenants contained in Article 8 or, if any such Default or Event of Default shall exist, stating the nature and status of such event;
          (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate executed by a Responsible Officer of the Borrower;
          (c) within sixty (60) days after the end of the Fiscal Year ending December 31, 2007 and within thirty (30) days after end of each Fiscal Year ending thereafter, the annual business plan and budget of the Loan Parties and their Subsidiaries containing, among other things, projected financial statements for each calendar month of the next Fiscal Year in the same format (or such other format utilized by the Loan Parties providing substantially the same information as the projections) as the projections delivered pursuant to Section 4.01(q)(iii);
          (d) copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or equivalent governing body or the audit committee of the board of directors or such governing body) of the Loan Parties and their Subsidiaries by independent accountants in connection with the accounts or books of the Loan Parties and their Subsidiaries, or any audit of any of them;
          (e) to the extent that any Loan Party is a public company, promptly after the same are available (and in any event within ten (10) days thereof), copies of each annual report, proxy or financial statement sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934;
          (f) promptly (and in any event within two (2) Business Days after a request therefor), such additional information regarding the business or financial condition of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request. Notwithstanding anything to the contrary in this Agreement, none of the Loan Parties or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to a third-party confidentiality agreement or is subject to attorney-client or similar privilege or constitutes attorney work product; and
          (g) promptly (and in any event within thirty (30) days after any change) any change in any information which would require a material correction or material addition to Schedule I to the Security Agreement.
     Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(e) may (to the extent any such documents are included in materials otherwise filed with the SEC) be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another similar website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided, however, that: (i) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and (ii) the Borrower shall deliver paper copies of such documents to the Administrative Agent or Lender only upon the written request of the Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     6.03 Notices.
          (a) Promptly (and in any event within three (3) Business Days) notify the Administrative Agent in writing of the occurrence of any Default or Event of Default.
          (b) Promptly (and in any event within three (3) Business Days) notify the Administrative Agent in writing of any matter that has resulted in a Material Adverse Effect.
          (c) Promptly (and in any event within three (3) Business Days) notify the Administrative Agent in writing of any change in any of the Loan Parties’ Domain Names which could be reasonably expected to result in a Material Adverse Effect or any cancellation, lapse, termination or transfer of any Domain Name of any Loan Party which could be reasonably expected to result in a Material Adverse Effect.

          (d) Within ten (10) Business Days after any Loan Party or ERISA Affiliate knows or has reason to know that an ERISA Event has occurred, notify the Administrative Agent in writing of the occurrence of any ERISA Event which could be reasonably expected to result in a Material Adverse Effect.
          (e) Promptly (and in any event within three (3) Business Days) notify the Administrative Agent in writing of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.
          (f) Promptly (and in any event within three (3) Business Days), notify the Administrative Agent, in writing, of any Proceeding threatened in writing against or affecting any Loan Party (i) with respect to any Patent, Trademark or Copyright material to such Loan Party’s business which could be reasonably expected to result in a Material Adverse Effect, (ii) regarding any Loan Party’s claim of ownership in or right to use any of the Collateral, its right to register any of the Collateral, or its right to keep and maintain such registration in full force and effect which could be reasonably expected to result in a Material Adverse Effect, (iii) in which the amount involved or relief sought is in excess of $1,000,000, (iv) which seeks injunctive relief, (v) which alleges criminal misconduct by any Loan Party, (vi) which alleges violations of any Laws or Governmental Approvals which could be reasonably expected to result in a Material Adverse Effect, or (vii) which alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liability which could be reasonably expected to result in a Material Adverse Effect.
          (g) Promptly (and in any event within ten (10) Business Days after the occurrence thereof), notify the Administrative Agent, in writing, of any attack that penetrates the Borrower’s firewalls or other protective screens on ancestry.com, ancestry.co.uk, myfamily.com, and ancestry.ca by any “viruses”, “worms”, “trojan horses”, “time bombs”, “back doors”, and other infections or harmful routines which disrupt, disable, harm, distort or otherwise impede in any material adverse manner the legitimate operation of such Website, or any other associated software, firmware, hardware, computer system or network.
          (h) Promptly (and in any event within three (3) Business Days), notify the Administrative Agent, in writing, of the outage of any Loan Party’s internet operations for the following Websites: ancestry.com, ancestry.co.uk, myfamily.com, and ancestry.ca for more than one hour except for scheduled maintenance periods.
          (i) Promptly (and in any event within two (2) Business Days), notify the Administrative Agent, in writing, of any loss, damage or destruction to the Collateral in an aggregate amount of $500,000 or more, whether or not covered by insurance.
          (j) Immediately upon the occurrence of, upon becoming aware of, or upon receipt of notice from a third party to any Loan Party of, (i) any Loan Party’s or Subsidiary’s default pursuant to the terms of any Material Contract or any lease of real property not constituting Excluded Property to which such Loan Party is a party or (ii) the termination of, or the intent or threat to terminate, any such Material Contract or lease, notify the Administrative Agent and each Lender in writing of such default, termination or threat.

     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, the following obligations and liabilities, (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary.
     6.05 Preservation of Existence, Etc.
          (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05; provided, however, that nothing contained in this Section 6.05(a) shall be deemed to prohibit any Loan Party or Subsidiary from changing its entity form upon prior notice to the Administrative Agent and provided that such change is not materially adverse to the Lenders.
          (b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization.
          (c) Take all reasonable action to maintain all material rights, privileges, permits, licenses, franchises, certifications and other Governmental Approvals as are necessary for the conduct of its business as currently conducted and herein contemplated; provided, that the Loan Parties and their Subsidiaries shall not be required to maintain any rights, privileges, permits, licenses, franchises, certifications and other Governmental Approvals if the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (d) Preserve, register and renew whenever applicable all of its material registered patents, copyrights, trademarks, trade names and service marks; provided, that the Loan Parties and their Subsidiaries shall not be required to preserve, register and renew if the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties.
          (a) Maintain, preserve and protect all of its property necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted, except to the extent the failure to do so could not reasonably be expected to have a Materially Adverse Effect.
          (b) Make all necessary repairs thereto and renewals and replacements thereof.

          (c) Nothing in this Section 6.06 shall prevent (i) sales of property, consolidations or mergers or amalgamations by or involving any Loan Party in accordance with Section 7.04 or Section 7.05 (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not necessary to the business of the Loan Parties taken as a whole or no longer commercially desirable or commercially practicable to maintain.
     6.07 Maintenance of Insurance.
          (a) Maintain at its own expense, with insurers reasonably satisfactory to the Administrative Agent and Lenders, and otherwise comply in all material respects with all terms and conditions of, the following insurance coverages:
          (i) All Risk Property Insurance. “All risk” or “special form” property insurance against direct physical loss or damage on an all risks basis, including, to the extent applicable and available on commercially reasonable terms, flood (if required pursuant to the terms of this Agreement), subject to a maximum deductible of $25,000. The Property of the Loan Parties shall be insured for the full replacement cost and such policy shall contain an agreed amount endorsement waiving any coinsurance penalty;
          (ii) Business Income. As an extension of the coverage required under Section 6.07(a)(i), business income insurance including extra expense in an agreed amount equal to six months projected loss of net profits after accounting for all expenses and debt service, continuing expenses and debt service payments, subject to a maximum deductible of $25,000 and shall contain an agreed amount endorsement waiving any coinsurance penalty;
          (iii) Commercial General Liability Insurance. Commercial general liability insurance written on an occurrence basis with a limit of not less than $1,000,000 each occurrence and $2,000,000 in the aggregate per location. Such coverage shall include, but not be limited to, premises/operations, blanket contractual liability, independent contractors, broad form products and completed operations, personal injury, fire legal liability and employee benefits liability. Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law;
          (iv) Workers’ Compensation/Employer’s Liability. Workers’ compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of the Loan Parties and their Subsidiaries while at work or in the scope of his or her employment with the Loan Parties and their Subsidiaries and employer’s liability insurance with a policy limit of not less than $500,000. Such coverage shall not contain any occupational disease exclusions;

          (v) Automobile Liability. Automobile liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage. Such coverage shall have a limit of not less than $1,000,000;
          (vi) Excess/Umbrella Liability. Excess or umbrella liability insurance in an amount not less than $10,000,000, written on an occurrence basis providing coverage limits in excess of the insurance limits required under Section 6.07(a)(iii), (a)(iv) (employer’s liability only), and (a)(v). Such insurance shall follow from the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates. Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law;
          (vii) Flood Insurance. If any Real Property owned or leased to any Loan Party that is required to be mortgaged under Section 4.01 or 6.16 is situated in a flood zone designated as type “A”, “B” or “V” on a National Flood Insurance Program map, then flood insurance in amounts and coverages which would be satisfactory to meet the requirements imposed by Applicable Laws with respect to national banks; and
          (viii) Earthquake Insurance. Earthquake insurance on the Loan Parties’ data processing equipment located at the Provo Campus Facility, subject to a maximum deductible of $25,000 and insured for the full replacement cost;
          (ix) Other Insurance. Global all risk property insurance, liability insurance, all risk ocean cargo coverage including war risks and transit coverage, and internet and network security liability (including internet media liability and professional internet and security liability), in each case, not less than the amounts in effect on the Closing Date.
          (b) Certain Provisions Relating to Insurance Coverage. The Borrower shall cause each insurance policy (other than any policy referred to in clause (a)(iv) above related to workers’ compensation and any policy related to errors and omissions coverage) pertaining to the insurable properties to (i) name the Administrative Agent for itself and on behalf of the Secured Parties as an “additional insured” if such policy is a liability policy, (ii) name the Administrative Agent for itself and on behalf of Secured Parties as “loss payee” if such policy is a property policy, (iii) provide that, the Loan Parties’ insurer will endeavor to notify the Administrative Agent in writing of any proposed cancellation or material change in risk, of such policy initiated by the Loan Parties’ insurer, at least thirty (30) days in advance prior to any proposed cancellation or material change in risk, (iv) contain a waiver of subrogation in favor of the Administrative Agent for itself and on behalf of Secured Parties if available, (v) contain a breach of warranty lenders’ loss payable endorsement in favor of the loss payee if available, (vi) contain a separation of insureds clause, if available, (vii) provide that the insurance shall be primary and without right of contribution from any other insurance which may be available to the Administrative Agent and Secured Parties, and (viii) provide that the Administrative Agent and Secured Parties have no responsibility for premiums, warranties or representations to underwriters;

          (c) Evidence of Insurance. On the Closing Date and at least fifteen (15) days prior to expiry of the policies, the Borrower shall deliver or cause to be delivered to the Administrative Agent satisfactory evidence from the Loan Parties’ independent insurance agent confirming that the insurance premiums with respect to the policies of insurance required to be maintained pursuant to this Section 6.07 have been paid, that such policies are in force, and that such policies meet the insurance requirements set forth in this Section 6.07. The Loan Parties shall also furnish or cause to be furnished a certificate of insurance evidencing that (i) all the coverages listed in this Section 6.07 have been renewed and continue to be in full force and effect for such period as shall be then stipulated, (ii) specify the insurers with whom the insurances are carried and (iii) contain such other certifications and undertakings as are customarily provided to lenders, as reasonably requested by the Administrative Agent.
          (d) Administrative Agent May Obtain Insurance. In the event that the Loan Parties shall default in the performance of their obligations under this Section 6.07, which default is not cured within thirty (30) days after receipt by the Loan Parties of written notice of such default, the Administrative Agent may, at its option, upon written notice to the Loan Parties, effect such insurance coverage with an insurer reasonably satisfactory to the Administrative Agent and add the premium(s) paid therefor to the principal amount of the Obligations incurred pursuant hereto, and the amount of such premium shall be payable by the Loan Parties on demand with interest thereon at the highest rate payable hereunder.
     6.08 Compliance with Laws. Comply with the requirements of all Laws and Governmental Approvals applicable to it (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or to the extent that the failure to comply could not reasonably be expected to result in a Material Adverse Effect.
     6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender (when accompanying the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, and as long as no Event of Default has occurred and is continuing, upon reasonable advance written notice to the Loan Parties not more than two (2) times each calendar year; provided, however, that when (i) an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time and from time to time during normal business hours and without advance notice; (ii) the Loan Parties shall not be required to pay the expenses of more than one visit and inspection during any fiscal year unless an Event of Default has occurred and is continuing, (iii) each Lender shall at all times coordinate with the Administrative Agent the frequency and timing of any such visits and inspections so as to reasonably minimize the burden imposed on the Loan Parties and (iv) a representative of the Borrower shall be given the opportunity to be present for any communication with the independent accountants.
     6.11 Use of Proceeds.
          (a) Use the proceeds of the Term Loan to (i) refinance Indebtedness of the Loan Parties and their Subsidiaries under the Existing Credit Agreements, (ii) pay a portion of the Cash Consideration (as defined in the Target Acquisition Agreement), and make payments to dissenting shareholders as provided in the Target Acquisition Agreement and (iii) pay transaction costs related to the consummation of the Target Acquisition Agreement and the transactions contemplated thereunder and under this Agreement.
          (b) Use proceeds of the Revolving Loans and Swingline Loans made after the Closing Date to finance working capital, make Capital Expenditures, consummate Permitted Acquisitions and for other general corporate purposes.
          (c) Notwithstanding the foregoing, in no event shall be the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
     6.12 Additional Subsidiaries.
          (a) Simultaneously with (or such longer period as the Administrative Agent may provide in its sole discretion) any Acquisition or formation of any Subsidiary:
          (i) notify the Administrative Agent thereof in writing, together with (A) jurisdiction of formation, (B) number of shares of each class of Capital Stock outstanding, (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (D) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and
          (ii) within thirty (30) days of such Acquisition or formation of any Domestic Subsidiary, cause each such Domestic Subsidiary to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and a Security Agreement Joinder, and (B) deliver to the Administrative Agent documents of the types referred to in Sections 4.01(b), (c), (d), (e) and (except with respect to Excluded Property) (f) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A) and perfection of security interests), all in form, content and scope reasonably satisfactory to the Administrative Agent.
     6.13 ERISA Compliance. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the

Internal Revenue Code except as could not reasonably be expected to result in a material liability.
     6.14 Pledged Assets. Subject to Section 6.16, at all times, (a) cause all of the Real Property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected Liens (except for Permitted Liens) and title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (b) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including appropriate UCC financing statements, real estate title insurance policies, surveys, environmental reports (to the extent the Loan Parties or any Subsidiary are in possession of any such environmental reports), landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01(d), all in form, content and scope reasonably satisfactory to the Administrative Agent.
     Without limiting the generality of the above, the Loan Parties will cause (a) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and (b) 65% of the issued and outstanding Capital Stock of each Foreign Subsidiary directly owned by Holdings or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall request.
     With respect to each Account for which either the perfection, enforceability, or validity of the Administrative Agent’s Liens in such Account, or the Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC, the Loan Parties will take such steps as the Administrative Agent may from time to time reasonably request.
     6.15 Covenant with Respect to Environmental Matters. In respect of all environmental matters:
          (a) comply in all material respects with the requirements of all federal, state, and local Environmental Laws applicable to the Loan Parties or their Property, except for such noncompliance as could not reasonably be expected to result in a Material Adverse Effect; notify the Administrative Agent promptly in the event of any spill, release or disposal of Hazardous Material on, or hazardous waste pollution or contamination affecting, the Facilities in material violation of applicable Environmental Laws of which a Loan Party has actual knowledge; forward to the Administrative Agent promptly any material written notices relating to such matters received from any Governmental Authority; and pay when due any fine or assessment against the Facilities, where failure to do so could reasonably be expected to result in a Material Adverse Effect provided, however, that the Loan Parties shall not be required to pay any such fine or assessment so long as the validity thereof shall be diligently contested in good faith by appropriate proceedings and they shall have set aside on their books reasonable reserves (in accordance with GAAP) with respect to any such fine or assessment so contested; and provided further that, in any event, payment of any such fine or assessment shall be made before any of their Property shall be subjected to a Lien or be seized or sold in satisfaction thereof;
          (b) promptly notify the Administrative Agent upon becoming aware of any fact or change in circumstances that would be expected to cause any of the representations and warranties contained in Section 5.09 to cease to be true in all material respects for any time before the Termination Date;
          (c) not become involved, and will not knowingly permit any tenant of the Facilities to become involved, in any operations at the Facilities generating, storing, disposing, or handling Hazardous Materials in material violation of applicable Environmental Laws or any other activity that could lead to the imposition on any Lender or the Administrative Agent of any material liability, or the imposition on the Loan Parties or the Facilities of any material liability or any lien under any Environmental Laws; and
          (d) promptly contain or remove any Hazardous Materials found on the Facilities in material violation of any applicable Environmental Law, which containment or removal must be conducted in compliance in all material respects with applicable Environmental Laws and at the Loan Parties’ expense; and the Loan Parties agree that the Administrative Agent has the right, at its sole option but at the Loan Parties’ expense, to have an environmental engineer or other representative review the work being done.
     6.16 Covenants with Respect to Real Property. With respect to Mortgaged Property acquired or leased by any Loan Party after the Closing Date, deliver to the Administrative Agent within sixty (60) days after the date such Mortgaged Property was acquired or leased, as the case may be, all Mortgage Instruments and Supporting Mortgage Documentation with respect to such Mortgaged Property, each in form and substance reasonably satisfactory to the Administrative Agent. With respect to the Redundant Data Center, the Loan Parties shall, using commercially reasonable efforts, deliver to the Administrative Agent no later than 30 days after occupying such premises, a Landlord Agreement with respect thereto.
     6.17 Lenders Meetings. The Loan Parties will, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent or the Required Lenders.
     6.18 Non-Consolidation. Unless otherwise consented to by the Administrative Agent or Required Lenders, the Loan Parties will and will cause each of their Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is not an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

     6.19 Databases; Software. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent schedules (which shall be updated with such frequency as the Administrative Agent may reasonably require) listing all computer hardware and operational software (specifying, among other things, the current versions thereof) utilized by the Loan Parties to maintain and operate such Proprietary Databases and Proprietary Software. With the exception of the escrow agent under any Escrow Agreement and other than outsourcing to third parties in the ordinary course of business for development, manufacturing and distribution projects, the Loan Parties shall not permit any vendor or other third party to gain control over, or possession of, its most current Proprietary Databases and Proprietary Software and shall maintain such Proprietary Databases and Proprietary Software at all times in accordance with the Escrow Agreement. Each Loan Party shall also keep and maintain current backup copies of all Proprietary Databases and Proprietary Software with an escrow agent satisfactory to the Administrative Agent (or any such escrow agent currently utilized by the Borrower and its Subsidiaries) which backup copies are updated no less frequently than quarterly and on each release of each upgrade or new version, in each case accessible by commercially available applications not in an encrypted format (or if encrypted, the encryption key and instructions or software to decrypt are also provided) and which has entered into an Escrow Agreement with respect to Proprietary Databases and Proprietary Software. The Loan Parties shall not permit any Escrow Agreement to be terminated or any term or provision thereof to be amended, supplemented or waived without the prior written consent of the Administrative Agent.
     6.20 Post Closing Covenants. The Loan Parties shall satisfy the requirements and/or provide to the Administrative Agent each of the documents, instruments, agreements and information set forth on Schedule 6.20, in form and substance reasonably satisfactory to the Administrative Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by the Administrative Agent, in its sole discretion, each of which shall be completed or provided in form and substance reasonably satisfactory to the Administrative Agent.
     6.21 Interest Rate Protection. Within ninety (90) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, the Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Hedge Agreements in form and substance satisfactory to the Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the Term Loan is either (i) subject to such Hedge Agreements or (ii) Indebtedness that bears interest at a fixed rate.
     6.22 Maintenance of Websites and Domain Names. The Loan Parties (a) shall take all actions customarily taken by companies engaged in the same or similar business to maintain, preserve and protect their rights and interests and the rights and interests of the Administrative Agent with respect to all material Websites and material Domain Names of the Loan Parties, including, making all necessary filings, registrations and applications with the appropriate domain name registrars and paying all fees, costs and expenses associated therewith, (b) shall maintain the effectiveness of all material Domain Name registrations with an ICANN-accredited domain name registrar and shall not permit any such registrations to lapse or to be cancelled, abandoned or terminated, (c) on a quarterly basis shall provide a written notice to the Administrative Agent of the Loan Parties’ registration of any additional Domain Name (other than the Domain Names set forth on Schedule 5.17), (d) shall not transfer the registration of any

Domain Name from any domain name registrar to any other domain name registrar, (e) shall comply in all material respects with all of the Loan Parties’ obligations under the Website Agreement, shall maintain the effectiveness of the Website Agreement and shall not consent to any material modification, supplement or waiver of any term or provision of the Website Agreement, (f) shall at all times maintain in full force and effect the Website Agreement in form and substance reasonably satisfactory to the Administrative Agent with a web hosting company and with other internet service providers reasonably acceptable to the Administrative Agent pursuant to which such Persons shall provide web hosting services to the Loan Parties on terms reasonably acceptable to the Administrative Agent and (g) shall not enter into any new Website Agreement without giving the Administrative Agent at least 30 days prior written notice and using commercially reasonable efforts in executing and delivering and causing each other party to such Website Agreement to execute and deliver to the Administrative Agent a Website Consent Agreement in form and substance reasonably satisfactory to the Administrative Agent with respect thereto.
ARTICLE 7
NEGATIVE COVENANTS
     So long as any Lender shall have any Revolving Commitment hereunder or any Loan or other Obligation (other than contingent indemnification obligations not yet due and payable) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding unless backstopped or cash collateralized in an amount and in a manner satisfactory to the L/C Issuer, unless the Required Lenders shall provide their prior written consent, no Loan Party shall, nor shall it permit any direct or indirect Subsidiary to:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:
          (a) Liens pursuant to any Loan Document;
          (b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(a)(ii);
          (c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
          (d) statutory, common law, or contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
          (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
          (f) deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (g) easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property which, do not in any case materially detract from the value or marketability of the property subject thereto or do not materially interfere with the ordinary conduct of the business of the applicable Person;
          (h) Liens securing Indebtedness permitted under Section 7.03(a)(iii); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iii) such Liens attach to such Property concurrently with or within thirty (30) days after the acquisition thereof;
          (i) licenses of intellectual property described in clause (i) of the definition of “Disposition”, and (ii) leases, licenses or subleases of real and personal property (other than intellectual property) granted to others not interfering in any material adverse respect with the business of the applicable Person;
          (j) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement;
          (k) Liens deemed to exist in connection with Investments permitted under Section 7.02;
          (l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits;
          (m) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;
          (n) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);
          (o) any interest or title of a lessor or sublessor under any lease of real estate or licensor or sublicensor of intellectual property not prohibited hereby;

          (p) Liens arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;
          (q) Liens on insurance proceeds securing the payment of financed insurance premiums;
          (r) other Liens on assets, securing Indebtedness or other obligations not prohibited hereunder in an aggregate amount not to exceed $500,000 at any time outstanding;
          (s) Liens on Accounts and proceeds thereof granted pursuant to the Ingram Agreement; and
          (t) Liens incurred in connection with the extension, renewal or refinancing of the Funded Debt secured by the Liens described in clauses (b) or (h) above; provided that any extension, renewal or replacement Lien (A) is limited to the property covered by the existing Lien and (B) secures Funded Debt which is in no greater amount and has material terms no less favorable to the Lenders than the Funded Debt secured by the existing Lien.
     7.02 Investments. Make any Investments, except:
          (a) cash or Cash Equivalents so long as such Investments are maintained in accounts subject to a Deposit Account Control Agreement, in the Excluded Accounts or, subject to Section 7.02(q), are maintained by Generations Hong Kong and Generations Beijing;
          (b) accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
          (c) Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;
          (d) Investments existing as of the Closing Date and set forth in Schedule 7.02;
          (e) Guarantees permitted by Section 7.03(a)(vi);
          (f) Permitted Acquisitions;
          (g) loans and advances to employees, directors and officers for travel or other business expenses in the ordinary course of business not to exceed $150,000 in the aggregate at any time outstanding;
          (h) Investments by (A) any Loan Party in any other Loan Party (excluding Holdings) and (B) Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties;
          (i) Investments by any Loan Party in wholly-owned Foreign Subsidiaries which shall not exceed $1,500,000 in the aggregate at any time outstanding so long as both before and after giving effect to any such Investment, no Default or Event of Default exists or would result therefrom;
          (j) other Investments (other than Investments in Foreign Subsidiaries) by the Loan Parties and their Subsidiaries not exceeding in the aggregate $1,000,000 at any time outstanding;
          (k) Investments in Hedge Agreements permitted under this Agreement;
          (l) Investments (A) reasonably received in satisfaction or partial satisfaction of accounts from financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) and (B) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the reasonable past practices of the Borrower and its Subsidiaries;
          (m) guaranties in the ordinary course of business of obligations owed to or of landlords, suppliers, customers, franchisees and licensees of the Loan Parties or otherwise permitted hereunder;
          (n) the Loan Parties may (i) endorse negotiable instruments held for collection in the ordinary course of business or (ii) make lease, utility and other similar deposits in the ordinary course of business;
          (o) the Loan Parties may sell or transfer amounts and acquire assets to the extent permitted by Section 7.05;
          (p) (i) bank deposits made by Generations UK not in excess of $1,000,000 at any one time outstanding, (ii) bank deposits made by Generations Hong Kong and Generations Beijing not in excess of $1,000,000 in the aggregate at any one time outstanding and (iii) bank deposits made by other Foreign Subsidiaries not in excess of $250,000 at any one time outstanding with respect to each such other Foreign Subsidiary;
          (q) without duplication of Investments permitted by Section 7.02(i), (w) Investments by the Loan Parties, directly or indirectly, in Generations Hong Kong not in excess of $5,000,000 at any one time outstanding and $2,000,000 shall be funded in any Fiscal Year provided, no Default or Event of Default exists or would result therefrom and the Loan Parties are, on a Pro Forma Basis after giving effect to such Investment, in compliance with the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b); as applicable, (x) Investments by Generations Hong Kong in Generations Beijing not in excess of the amount of Investments permitted under the preceding clause (w), (y) Investments by Generations Beijing, in the aggregate for clauses (i) and (ii) below not in excess of the amount of Investments permitted under the preceding clause (w), (i) directly or indirectly in a Chinese internet content provider controlled (directly or indirectly) by the Loan Parties (a “CICP”) and (ii) up to $130,000 to the shareholders of the CICP and (z)(i) receivables owing by a CICP to Generations Beijing for intellectual property non-exclusive licenses in the ordinary course of business and services, (ii) receivables owing by Generations Beijing to Generations Hong Kong for intellectual property non-exclusive licenses in the ordinary course of business and services and (iii)

receivables owing by Generations Hong Kong to Borrower for intellectual property non-exclusive licenses in the ordinary course of business and services; and
          (r) any Loan Party may hold Investments to the extent such Investments reflect an increase in the value of Investments already made; and
          (s) Investments permitted under Section 7.13.
     7.03 Indebtedness; Disqualified Stock.
          (a) Create, incur, assume or suffer to exist any Indebtedness, except:
          (i) Indebtedness under the Loan Documents;
          (ii) Indebtedness of the Loan Parties and their Subsidiaries existing on the Closing Date and set forth in Schedule 7.03 (and renewals, refinancings, and extensions thereof on terms and conditions satisfactory to the Administrative Agent in its sole discretion);
          (iii) purchase money Indebtedness (including obligations in respect of Capital Leases but excluding Synthetic Leases) hereafter incurred by the Loan Parties or any of their Subsidiaries to finance the purchase of fixed assets, provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus any reasonable costs and premiums and (iii) the total amount of all such Indebtedness at any time outstanding shall not exceed $1,000,000 at any time outstanding;
          (iv) obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Secured Hedge Agreement;
          (v) intercompany Indebtedness permitted under Section 7.02(h); provided that such intercompany Indebtedness is evidenced by a demand note (which may cover all such intercompany Indebtedness) in form and substance reasonably satisfactory to the Administrative Agent and, if payable to a Loan Party, is pledged and delivered to the Administrative Agent pursuant to the Security Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations in a manner satisfactory to the Administrative Agent;
          (vi) Guarantees with respect to Indebtedness permitted under this Section 7.03.;
          (vii) other unsecured Indebtedness in an aggregate principal amount for all such unsecured Indebtedness not exceeding $1,000,000 at any time outstanding;
          (viii) To the extent it constitutes Indebtedness, Indebtedness reasonably incurred by any Loan Party (other than Holdings) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any such Loan Party pursuant to such agreements, in connection with Permitted Acquisitions or Dispositions permitted by Section 7.05; provided that, in respect of any Indebtedness incurred hereunder pursuant to agreements providing for indemnification in connection with Dispositions permitted by Section 7.05, such Indebtedness shall not exceed the amount of Net Cash Proceeds received from such Dispositions;
          (ix) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, completion guarantees, export or import indemnities, customs and revenue bonds or similar instruments, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed) or similar obligations incurred in the ordinary course of business;
          (x) Indebtedness arising from the letters of credit outstanding on the Closing Date and not constituting a Letter of Credit so long as such letters of credit are secured by a letter of credit or cash collateral reasonably acceptable to the Administrative Agent;
          (xi) Indebtedness consisting of the deferred purchase price of Permitted Acquisitions; and
          (xii) Indebtedness incurred in connection with the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof at any one time outstanding.
          (b) Issue any shares of Capital Stock which constitute Disqualified Stock.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, however, that, notwithstanding the foregoing provisions of this Section 7.04 but subject to the terms of Sections 6.12 and 6.14 (a) any Loan Party other than Holdings may merge or consolidate with any other Loan Party other than Holdings, provided that, if such transaction involves the Borrower, the Borrower is the surviving entity, (b) any Wholly Owned Subsidiary that is not a Loan Party may merge or consolidate with any other Wholly Owned Subsidiary that is not a Loan Party or a Loan Party other than Holding, provided that, if such transaction involved a Loan Party, the Loan Party is the surviving entity, (c) any Subsidiary may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 7.05, (d) any Loan Party (other than Holdings) or any Subsidiary may merge with any Person that is not a Loan Party in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower or a Guarantor, the Borrower or Guarantor, as applicable shall be the continuing or surviving corporation, and (e) any Wholly Owned Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and all of its assets and business is transferred to a Loan Party (other than Holdings).
     7.05 Dispositions. Make any Disposition unless:
          (a) such transaction involves a Permitted Disposition or does not involve the sale or other disposition of a minority equity interest in any Subsidiary;
          (b) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 7.05;
          (c) no Default or Event of Default has occurred and is continuing;
          (d) the consideration paid in connection therewith shall be at least 75% cash or Cash Equivalents, shall be received contemporaneous with the consummation of such Disposition and shall be in an amount not less than the fair market value of the Property disposed of;
          (e) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries shall not exceed $1,000,000 in any Fiscal Year and $3,500,000 in the aggregate prior to the Maturity Date, in each case without the prior written consent of the Required Lenders except that the Loan Parties may Dispose of or abandon Intellectual Property that is, in the reasonable judgment of Loan Parties, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties taken as a whole; and
          (f) the Net Cash Proceeds of any Disposition permitted above are applied in the manner specified in Section 2.05(b)(ii) hereof to the extent required by such section.
     7.06 Restricted Payments. Directly or indirectly declare or make any Restricted Payment or incur any obligation to do so, except that:
          (a) each Subsidiary may make Restricted Payments (directly or indirectly) to the Borrower;
          (b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of the Person making such dividend or distribution;
          (c) the Borrower may make dividend payments or distributions to Holdings, which Holdings may distribute or pay to any direct or indirect parent thereof, an amount sufficient to permit Holdings (or such parent) to (i) pay any federal, state and local income taxes required to be paid by it (provided that the amount of such payments in any Fiscal Year does not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of such taxes for such Fiscal Year were the Borrower and its Subsidiaries to pay such taxes as a stand-alone taxpayer filing a consolidated tax return), and (ii) pay customary corporate and overhead expenses for a passive holding company in an amount of up to $1,000,000 in any fiscal year so long as both before and after giving effect to the payment of such Restricted Payment (A) no Event of Default exists or would result therefrom, and (B) the Loan Parties shall be in compliance with the financial covenants set forth in Article 8 on a Pro Forma Basis computed as of the most recent Fiscal Quarter end for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or 6.01(b);
          (d) Holdings may purchase, redeem, retire, defease or otherwise acquire its Capital Stock with the proceeds received contemporaneously from the issuance of its Capital Stock (other than Disqualified Stock) with equal or inferior voting powers, designations, dividend rights, redemption rights, preferences and rights to the extent the proceeds of such issuance are not required to be prepaid by Section 2.05(b)(iii);
          (e) Holdings may acquire its Capital Stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
          (f) the Loan Parties may purchase, redeem or acquire fractional shares of Capital Stock arising out of stock dividends, splits or combinations or business combinations not in excess of $200,000 in any Fiscal Year;
          (g) so long as no Event of Default shall then exist or would arise therefrom, payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings, to repurchase or redeem Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Loan Party, upon their death, disability, retirement, severance or termination of employment or service, provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, $1,000,000 in any Fiscal Year; and
          (h) any dividends necessary to consummate the Target Acquisition.
     7.07 Change in Nature of Business. Engage in any material line of business materially different from those lines of business conducted by the Target and its Subsidiaries on the Closing Date (or, in the good faith judgment of the board of directors (or other governing body) of the applicable Loan Party, which are substantially related or complementary thereto or are reasonable extensions thereof).
     7.08 Transactions with Affiliates and Insiders. Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions between the Loan Parties, or transactions between or among Subsidiaries of the Borrower that are not Loan Parties or transactions between a Loan Party (other than Holdings) and a Subsidiary that is not a Loan Party so long as the terms of such transaction are not materially less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, (b) transactions expressly permitted by Section 7.02, 7.03, 7.04, 7.05 or 7.06, (c) reasonable compensation and other employee benefits, indemnification and reimbursement of expenses of employees, officers and directors, (e) the transactions contemplated in connection with the Target Acquisition Documents and all related documents, (f) the existence of, and the performance by Holdings (or the Borrower on behalf of Holdings) of its obligations under any constitutive document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto); to the extent permitted hereunder and any other agreement containing agreements among Holdings and its Subsidiaries and their Affiliates that is in effect as of the Closing Date and set forth on Schedule 7.08 and similar agreements entered into after the Closing Date that have been disclosed to and consented to by the Administrative Agent and the Required Lenders, (g) the payment of reasonable and documented out-of-pocket costs and expenses of Sponsor related to its investment in the Loan Parties not in excess of $100,000 in any fiscal year, (h) non-exclusive licensing of content by Generations Hong Kong to a CICP, (i) each of the following by Generations Beijing to or for the benefit of a CICP (x) intellectual property non-exclusive licenses in the ordinary course of business for site technology, (y) bookkeeping services and (z) management, administrative, sales and consulting services, (j) transactions described in the Management Rights Letter and (k) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms length transaction with a Person other than an officer, director or Affiliate.
     7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any Loan Party or any Subsidiary to (a) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) sell, lease or transfer any of its Property to any Loan Party, (e) grant any Lien on any of its Property to secure the Obligations pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for (i) this Agreement and the other Loan Documents, (ii) any document or instrument governing Indebtedness incurred pursuant to Section 7.03(a)(iii), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iii) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iv) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05 pending the consummation of such sale and (v) any document or instrument governing Subordinated Indebtedness.
     7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.
     7.11 Amendments of Certain Agreements.
          (a) Amend or modify any of the terms of any Subordinated Indebtedness Documents of any Loan Party or any Subsidiary except as permitted by the applicable subordination provisions thereof and any intercreditor agreements with the Administrative Agent.
          (b) Amend or modify, or waive any rights under, any Target Acquisition Document, if, in any case, such amendment, modification or waiver could be materially adverse to the interests of the Lenders.
     7.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
          (a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.
          (b) Change its Fiscal Year.
          (c) Change its name without providing thirty (30) days prior written notice to the Administrative Agent or its state of formation or form of organization (except as permitted by Section 7.04 and so long as the Borrower provides the Administrative Agent at least thirty (30) days prior written notice of any such transaction).
     7.13 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Capital Stock of any Subsidiary, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries, (ii) permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock, (iii) create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary, except for Permitted Liens, or (iv) create any Foreign Subsidiaries without obtaining the prior written consent of the Administrative Agent; provided, however, notwithstanding the foregoing Generations Hong Kong shall be permitted to form Generations Information Technology (Beijing) Co., Ltd. (“Generations Beijing”)
     7.14 Sale and Leaseback Transactions. After the Closing Date, enter into any Sale and Leaseback Transaction.
     7.15 Limitations on Holdings. Permit Holdings to, directly or indirectly, (i) other than with respect to its own equity interests, enter into or permit to exist any transaction or agreement (including any agreement for the incurrence or assumption of Indebtedness, other than this Agreement, any purchase, sale, lease or exchange of any property or the rendering of any service), between itself and any other Person, (ii) engage in any business or conduct any activity (including the making of any Investment or payment other than payments permitted hereunder with respect to its own equity interests) or transfer any of its assets, other than Investments in the Borrower and the performance of ministerial activities and payment of taxes and administrative fees and the establishment and maintenance of an equity based compensation plan with respect to the Consolidated Group or (iii) consolidate or merge with or into any other Person. Holdings shall have no direct Subsidiaries other than the Borrower; provided that subject to Section 7.03(b), nothing in this Section 7.15 shall prohibit Holdings from issuing preferred stock.

     7.16 Account Control Agreements; Bank Accounts. Open, maintain or otherwise have any bank account, other than (a) deposit accounts that are subject to a Deposit Account Control Agreement and (b) Excluded Accounts.
ARTICLE 8
FINANCIAL COVENANTS
     8.01 Financial Covenants. So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations not yet due and payable), or any Letter of Credit shall remain outstanding unless backstopped or cash-collateralized in an amount and in a manner satisfactory to the L/C Issuer, no Loan Party shall:
          (a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the last day of any Fiscal Quarter ending during the periods set forth below to be greater than ratio set forth opposite such period:

Consolidated Total
Period	Leverage Ratio
Closing Date through March 30, 2008	4.00 to 1.00
March 31, 2008 through June 29, 2008	3.75 to 1.00
June 30, 2008 through September 29, 2008	3.50 to 1.00
September 30, 2008 through December 30, 2008	3.25 to 1.00
December 31, 2008 through March 30, 2009	3.00 to 1.00
March 31, 2009 through June 29, 2009	2.75 to 1.00
June 30, 2009 through September 29, 2009	2.50 to 1.00
September 30, 2009 through December 30, 2009	2.25 to 1.00
December 31, 2009 through March 30, 2010	2.00 to 1.00
March 31, 2010 through June 29, 2010	2.00 to 1.00
June 30, 2010 through September 29, 2010	1.75 to 1.00
September 30, 2010 through December 30, 2010	1.75 to 1.00
December 31, 2010 through March 30, 2011	1.50 to 1.00
March 31, 2011 through June 29, 2011	1.50 to 1.00
June 30, 2011 through September 29, 2011	1.50 to 1.00
September 30, 2011 through December 30, 2011	1.50 to 1.00
December 31, 2011 through March 30, 2012	1.50 to 1.00
March 31, 2012 through June 29, 2012	1.50 to 1.00
June 30, 2012 through September 29, 2012	1.50 to 1.00
September 30, 2012 through the Maturity Date	1.50 to 1.00
          (b) Consolidated EBITDA. Permit the Consolidated EBITDA as of the end of any Fiscal Quarter for the four Fiscal Quarters then ended to be less than:

Fiscal Quarter Ended	Minimum
Nearest to the Period	Consolidated
Ending Below	EBITDA
December 31, 2007	39,000,000
March 31, 2008	42,000,000
June 30, 2008	44,000,000
September 30, 2008	44,200,000
December 31, 2008	44,600,000
March 31, 2009	44,700,000
June 30, 2009	45,800,000
September 30, 2009	46,300,000
December 31, 2009	46,800,000
March 31, 2010	48,900,000
June 30, 2010	50,500,000
September 30, 2010	51,800,000
December 31, 2010	53,100,000
March 31, 2011	54,600,000
June 30, 2011	55,000,000
September 30, 2011	55,000,000
December 31, 2011	55,000,000
March 31, 2012	55,000,000
June 30, 2012	55,000,000
September 30, 2012	55,000,000
          (c) Consolidated Fixed Charges Coverage Ratio. Permit the Consolidated Fixed Charges Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.05 to 1.00.
          (d) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Fiscal Quarter to be less than:

Fiscal Quarter Ended
Nearest to the Period	Consolidated Interest
Ending Below	Coverage Ratio
December 31, 2007	3.00 to 1.00
March 31, 2008	3.00 to 1.00
June 30, 2008	3.00 to 1.00
September 30, 2008	3.50 to 1.00
December 31, 2008	3.50 to 1.00
March 31, 2009	3.50 to 1.00
June 30, 2009	3.50 to 1.00
September 30, 2009	4.00 to 1.00
December 31, 2009	4.00 to 1.00
March 31, 2010	4.00 to 1.00
June 30, 2010	4.00 to 1.00
September 30, 2010	4.00 to 1.00

Fiscal Quarter Ended
Nearest to the Period	Consolidated Interest
Ending Below	Coverage Ratio
December 31, 2010	4.00 to 1.00
March 31, 2011	4.00 to 1.00
June 30, 2011	4.00 to 1.00
September 30, 2011	4.00 to 1.00
December 31, 2011	4.00 to 1.00
March 31, 2012	4.00 to 1.00
June 30, 2012	4.00 to 1.00
September 30, 2012	4.00 to 1.00
          (e) Consolidated Capital Expenditures and Capitalized Content. Permit the sum of Consolidated Capital Expenditures and Consolidated Capitalized Content for any Fiscal Year to be greater than the amounts set forth below:

Maximum
Consolidated Capital
Fiscal	and Consolidated
Year	Capitalized Content
2007	$24,000,000
2008	$21,000,000
2009	$22,000,000
2010	$23,000,000
2011	$23,000,000
ARTICLE 9
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default. Any of the following shall constitute an Event of Default:
          (a) Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid pursuant to this Agreement or any other Loan Document, (i) any amount of principal of any Loan or any L/C Exposure, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any L/C Exposure, or any commitment fee, utilization fee or other fee due hereunder, or (iii) within three (3) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
          (b) Specific Covenants.
          (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02 or 6.03 and such failure continues for five (5) Business Days; or

          (ii) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.07, 6.10, 6.11, 6.12, 6.21, Article 7, Article 8 or Article 10; or
          (iii) Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.22(a) and (b) with respect to (A) any ancestry.com, ancestry.co.uk, myfamily.com, and ancestry.ca or material Domain Names and such failure continues for three (3) Business Days or (B) any other Website or Domain Name and such failure continues for thirty (30) Business Days; or
          (c) Other Defaults. (i) Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Administrative Agent; or
          (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
          (e) Cross-Default. (i) Any Loan Party or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, or Indebtedness under Hedge Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000; (ii) any Loan Party or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $1,000,000; or
          (f) Insolvency Proceedings, Etc. (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of a Loan Party or any of its Subsidiaries or either of its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator, or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) consecutive days, or an order or decree approving or ordering any of the foregoing shall be entered, or (ii) any Loan Party or any of its Subsidiaries shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) above, (C) apply for or consent to the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any such Subsidiary or for a substantial part of either of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing; or
          (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or similar process is issued or levied against all or any material part of the Property of any Loan Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or (iii) any writ of execution is issued or levied against all or any material part of the Property of any Loan Party; or
          (h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
          (i) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000 or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or
          (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the

Administrative Agent, for the benefit of the Lenders, any part of the Liens purported to be created thereby in any material portion of the Collateral; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
          (k) Change of Control. There occurs any Change of Control; or
          (l) Subordinated Indebtedness. (i) There shall occur a “Default,” an “Event of Default” (or any comparable term) under any of the Subordinated Indebtedness Documents, (ii) any of the Obligations for any reason shall cease to be “Senior Debt” (or any comparable term) under, and as defined in, the Subordinated Indebtedness Documents, (iii) the subordination provisions of any of the Subordinated Indebtedness Documents shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Indebtedness, or (iv) except as permitted in any intercreditor agreement with respect thereto and to which the Administrative Agent is a party, any Loan Party shall modify the terms or provisions of the Subordinated Indebtedness Documents without the Administrative Agent’s prior written consent; or
          (m) [Intentionally Omitted]; or
          (n) Governmental Approvals. A state or federal regulatory agency shall have revoked any Governmental Approvals to the extent that such revocation could reasonably be expected to have a Material Adverse Effect, regardless of whether such Governmental Approval was held by or originally issued for the benefit of the Borrower or a Subsidiary.
     9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
          (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (excluding any Secured Hedge Agreement) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
          (c) require that the Borrower Cash Collateralize the total L/C Exposures (in an amount equal to 105% of the total L/C Exposures as of such date); and
          (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; and
          (e) foreclose and sell, or cause to be foreclosed and sold, the Mortgaged Property, improvements and personal property described in any Mortgage Instrument, in accordance with the terms and such provisions of such Mortgage Instrument and as provided by law;
provided, however, that upon the occurrence of any Event of Default under Section 9.01(l), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid (excluding any Secured Hedge Agreement) shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the total L/C Exposures as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     9.03 Consent to Receiver. Without limiting the generality of the foregoing or limiting in any way the rights of Secured Parties and the Administrative Agent under the Collateral Documents or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, the Administrative Agent, at the direction of the Required Lenders, shall be entitled to apply for and have a receiver or receiver and manager appointed under state or federal law by a court of competent jurisdiction in any action taken by the Administrative Agent or Secured Parties to enforce their rights and remedies hereunder and under the Collateral Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Loan Parties or any of them, and to collect all revenues and profits thereof and apply the same to the payment of all reasonable expenses and other charges of such receivership, including the reasonable compensation of the receiver, and to the payment of the Loans and other Obligations until a sale or other disposition of such Collateral shall be finally made and consummated. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT (AFTER THE EXPIRATION OF ANY APPLICABLE GRACE PERIOD) AND ACCELERATION OF THE LOANS AND OBLIGATIONS, AS PROVIDED ABOVE. THE BORROWER GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, ACKNOWLEDGES THAT THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE ADMINISTRATIVE AGENT AND SECURED PARTIES IN CONNECTION WITH THE ENFORCEMENT OF THEIR RIGHTS AND REMEDIES HEREUNDER AND UNDER THE SECURITY DOCUMENTS AND OTHER LOAN DOCUMENTS, AND THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING SECURED PARTIES TO PROVIDE (AND COMMIT TO PROVIDE) FINANCIAL ACCOMMODATIONS TO LOAN PARTIES, AND AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE ADMINISTRATIVE AGENT AND SECURED PARTIES IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL AND PROPERTY OF THE BORROWER AND ITS SUBSIDIARIES. NO RIGHT CONFERRED UPON SECURED PARTIES OR THE ADMINISTRATIVE AGENT HEREBY OR BY ANY SECURITY DOCUMENT OR THE NOTES SHALL BE EXCLUSIVE OF ANY OTHER RIGHT

REFERRED TO HEREIN OR THEREIN OR NOW OR HEREAFTER AVAILABLE AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE.
     9.04 Application of Funds. Upon the occurrence and during the continuance of an Event of Default (or after the Loans have otherwise become due and payable and the L/C Exposures have been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
          (a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;
          (b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause (b) payable to them;
          (c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Hedge Agreement, ratably among the Secured Parties in proportion to the respective amounts described in this clause (c) held by them;
          (d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedge Agreement, to Cash Collateralize that portion of L/C Exposures comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause (d) held by them;
          (e) Fifth, to the payment of unpaid Obligations due under any Secured Hedge Agreements to the extent such Secured Hedge Agreement is permitted; and
          (f) Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
     Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (d) above shall be applied to satisfy drawings under such Letters of Credit if and as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

ARTICLE 10
GUARANTY
     10.01 The Guaranty. Each Guarantor hereby guarantees to each Secured Party, each Affiliate of a Lender that enters into a Secured Hedge Agreement, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal (collectively, the “Guaranteed Obligations”).
     Subject to Section 10.06 and the last sentence of this Section 10.01 below, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Guarantor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid.
     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the Guaranteed Obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws.
     10.02 Obligations Unconditional. The Guaranteed Obligations of each Guarantor under Section 10.01 are joint and several and absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Hedge Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article 10 until the Termination Date. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain joint and several and absolute and unconditional as described above:
          (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived in accordance with its terms;
          (b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Hedge Agreement or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements shall be done or omitted;
          (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Hedge Agreement or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
          (d) any Lien granted to, or in favor of, the Administrative Agent or any Secured Party or Secured Parties as security for any of the Obligations shall fail to attach or be perfected; or
          (e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).
     10.03 Reinstatement. The Guaranteed Obligations of any Guarantor under this Article 10 shall he automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Secured Party on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent or such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
     10.04 Waivers. Each Guarantor hereby waives, to the fullest extent permitted by Law, for the benefit of the Administrative Agent and Secured Parties: (a) any right to require the Administrative Agent or any Lenders, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent and Secured Parties in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent and the Secured Parties whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent and the Secured Parties protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, any Secured Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 10.02 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02.
     10.05 Remedies. Each Guarantor agrees that, to the fullest extent permitted by law, as between such Guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and/or shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for purposes of Section 10.01. Each Guarantor acknowledges and agrees that its Guaranteed Obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.
     10.06 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.06, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.06), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.06 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.06 and a right to receive any Fair Share Contribution Amount shall be deemed an asset of the Guarantor entitled to such amount.
     10.07 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article 10 is an absolute and unconditional guaranty of payment and not of collection, is a continuing and irrevocable guarantee, and shall apply to all Obligations whenever arising.
     10.08 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor (other than any such amounts which are expressly permitted by the terms of this Agreement to be paid to such Obligee Guarantor) shall be held in trust for the Administrative Agent for its benefit and the benefit of the Secured Parties and shall forthwith be paid over to the Administrative Agent for its benefit and the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

ARTICLE 11
THE ADMINISTRATIVE AGENT
     11.01 Appointment and Authorization of Administrative Agent.
          (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
          (b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 11 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 11 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuers.
          (c) The Swingline Lender shall act on behalf of the Lenders with respect to any Swingline Loan made by it and the documents associated therewith, and the Swingline Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 11 with respect to any acts taken or omissions suffered by the Swingline Lender in connection with the Swingline Loans made by it or proposed to be made by it as fully as if the term “Administrative Agent” as used in this Article 11 and in the definition of “Agent-Related Person” included the Swingline Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Swingline Lender.
     11.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).
     11.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the Transactions (except for its own bad faith, gross negligence or willful misconduct in connection with its duties expressly set forth herein) (as finally determined in a non-appealable decision of a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof
     11.04 Reliance by Administrative Agent.
          (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
          (b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement (or an addendum to this Agreement or a Joinder Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
     11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default and/or Event of Default as may be directed by the Required Lenders in accordance with Article 9; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default and/or Event of Default as it shall deem advisable or in the best interest of the Lenders.
     11.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent-Related Person hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the Transactions, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
     11.07 Indemnification of Agent-Related Persons. Whether or not the Transactions are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07. Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by each Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that each Agent-Related Person is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 11.07 shall survive the Termination Date and the resignation of the Administrative Agent.
     11.08 Administrative Agent in its Individual Capacity. CIT-LSC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though CIT-LSC were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, CIT-LSC or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, CIT-LSC shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include CIT-LSC in its individual capacity.
     11.09 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders (or a financial institution acceptable to the Required Lenders) a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” means such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 11 and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as the Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Any successor Administrative Agent appointed by the Required Lenders hereunder shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that such approval shall not be required if a Default shall have occurred and be continuing.
     11.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, L/C Exposure or Swingline Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Exposures, Swingline Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 12.04) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 12.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     11.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 12.01. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, pursuant to this Section 11.11.

     11.12 Other Agents; Arrangers and Managers. Except as specifically provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “book runner,” “lead manager,” “arranger,” “lead arranger” or “co-lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     11.13 Cooperation of Loan Parties. If necessary, each Loan Party agrees to execute any documents (including new Revolving Notes and/or Term Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment to an assignee in accordance with Section 12.07.
     11.14 Cooperation of Lenders. Each Lender shall (a) promptly notify the other Lenders and the Administrative Agent of any Event of Default known to such Lender under this Agreement and not reasonably believed to have been previously disclosed to the other Lenders; (b) provide the other Lenders and the Administrative Agent with such information and documentation as such other Lenders or Administrative Agent shall reasonably request in the performance of their respective duties hereunder, including, all information relative to the outstanding balance of principal, interest and other sums owed to such Lender by the Borrower but excluding internally generated reports and analyses and other customarily confidential materials; and (c) reasonably cooperate with the Administrative Agent with respect to any and all collections and/or foreclosure procedures at any time commenced against the Borrower or otherwise in respect of the Collateral by the Administrative Agent in the name and on behalf of the Lenders.
     11.15 One Lender Sufficient. This Agreement shall remain in full force and effect, and all agency provisions shall be and remain effective, notwithstanding the fact that there may from time to time be only one Lender hereunder which Lender may be the same Person who is then serving as the Administrative Agent hereunder.
ARTICLE 12
MISCELLANEOUS
     12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing executed by the Required Lenders and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is delivered; provided, however, that no such amendment, waiver or consent shall:

          (a) Extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that an amendment or waiver of any condition precedent set forth in Section 4.02 or of any Default or Event of Default or a mandatory reduction in Revolving Commitments shall not be considered an extension or increase in Revolving Commitments of any Lender);
          (b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate and no change to the definition of “Consolidated Total Leverage Ratio” or in the component definitions thereto shall be considered to be a reduction or forgiveness of interest;
          (d) change Section 2.12(c), 2.13 or 9.04 or the definition of “Pro Rata Share” in a manner that would alter the pro rata sharing or application of payments required thereby without the written consent of each Lender directly affected thereby;
          (e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
          (f) except in connection with a Disposition permitted under Section 7.05, release all or substantially all of the Collateral of any Loan Party without the written consent of all Lenders; or
          (g) release any Loan Party (except in connection with a merger or consolidation permitted under Section 7.04 or a Disposition permitted under Section 7.05) from its obligations under the Loan Documents without the written consent of all Lenders;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and executed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and executed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of any L/C Issuers under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (iii) no amendment, waiver or consent shall, unless in writing and executed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the

Swingline Lender under this Agreement; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) any Loan Document consisting of a Secured Hedge Agreement may be amended by written consent of only the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Commitment of such Lender may not be increased or extended without the consent of such Lender.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
     12.02 Notices and Other Communications; Facsimile Copies.
          (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (messages sent by electronic mail or other electronic transmission (other than by facsimile) shall not constitute a writing, however any signature on a document or other writing that is transmitted by electronic mail or facsimile machine shall constitute a valid signature for the purposes hereof). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Loan Parties, the Borrower, the Administrative Agent, the L/C Issuer or Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
          (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent, the L/C Issuer and Swingline Lender.
     All such notices and other communications shall be deemed to be delivered or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative

Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
          (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or executed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
          (c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01 and Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.
          (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly delivered by or on behalf of any Loan Party or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly delivered by or on behalf of any Loan Party or the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     12.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     12.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the Transactions are consummated), and the consummation and administration of the Transactions, including all Attorney Costs and costs and expenses in connection with the use of IntraLinks, SyndTrak, StuckyNet, or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such reasonable costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants, consultants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 12.04 shall be deemed part of the Obligations when incurred and shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 12.04 shall survive the Termination Date. The Administrative Agent and the Lenders shall provide the Borrower with reasonable backup supporting any demand for payment.
     12.05 Indemnification by the Borrower. Whether or not the Transactions are consummated, the Borrower agrees jointly and severally to indemnify and hold harmless each Agent-Related Person, each Lender, the L/C Issuer, each Secured Party and the respective Affiliates of all such Persons, directors, officers, employees, counsel, trustees, advisors, agents and attorneys-in-fact, including brokers (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs and other costs of investigation or defense, including those incurred upon any appeal) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party (including any clean up costs therefor), or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or such Indemnitee’s officers, directors, employees or agents). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the internet, IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any punitive, special, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether arising or occurring before or after the Closing Date). All amounts due under this Section 12.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 12.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, and the Termination Date. To the extent that the indemnification set forth in this Section 12.05 may be unenforceable, each Loan Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. Without limiting the generality of any provision of this Section, to the fullest extent permitted by law, each Loan Party hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted solely from the bad faith, gross negligence or willful misconduct of such Indemnitee.
     12.06 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     12.07 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
          (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, so long as no Event of Default has occurred and is continuing, unless each of the Administrative Agent and the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.
          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
          (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
          (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) unless an Event of Default has occurred and is continuing at the time of such assignment, a funded term facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;
          (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
          (D) the consent of Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments and/or the Revolving Loans.
          (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and only if the assignee is an unaffiliated third-party together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          (v) No Assignment to any Loan Party. No such assignment shall be made to any Loan Party or its Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (the “Registrar”), shall maintain at the Administrative Agent’s Office in the United States a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the principal amounts of the Loans owing to, and the L/C Exposure and Swingline Exposure held by, each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment or transfer of a Loan or a Commitment shall be effective unless and until the Assignment and Assumption is registered in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s or other Loan Party’s Obligations in respect of any Loan or Letter of Credit. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the entity serving as the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section, and the Borrower hereby agrees that the entity serving as Registrar and its Affiliates, and their respective officers, directors, employees and agents shall constitute Indemnitees under Section 12.05. At the request of the registered Lender, the Registrar shall note a collateral assignment of a Loan permitted hereunder on the Register and, provided that the Registrar has received the name and address of such collateral assignee, the Registrar (i) shall not permit any further transfers of the Loan on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of the Loan on the Register to such collateral assignee (or such collateral assignee’s designee, nominee or assignee) upon written request by such collateral assignee (subject to Section 12.07(f)).
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, sell participations to any Person (other than a natural person or any Loan Party or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it (including such Lender’s L/C Exposure and Swingline Exposure)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, each other Loan Party, the Administrative Agent and the Lenders, the L/C Issuer and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (b), (c) or (d) of the first proviso of Section 12.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower and each other Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and any pledge to a trustee as security for the benefit of the noteholders and other securityholders or creditors of a Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto until the provisions of this Section regarding assignment are satisfied with respect to such pledge.
          (g) Lender Securitization. In addition to any other assignment permitted pursuant to this Section, Loan Parties hereby acknowledge that (x) the Lenders, their Affiliates and Approved Funds (the “Lender Parties”) may sell or securitize the Loans (a “Lender Securitization”) through the pledge of the Loans as collateral security for loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (y) such Lender Securitization may be rated by a Rating Agency. The Loan Parties shall reasonably cooperate with the Lender Parties to effect the Lender Securitization including by (a) providing such information as may be reasonably requested by the Lenders or Rating Agencies in connection with the rating of the Loans or the Lender Securitization, and (b) providing a certificate (i) agreeing to indemnify the Lender Parties, or any party providing credit support or otherwise participating in the Lender Securitization, including any investors in a Lender Securitization entity (collectively, the “Lender Securitization Parties”) for any losses, claims, damages or liabilities (the “Lender Securitization Liabilities”) to which the Lender Parties or such Lender Securitization Parties may become subject insofar as the Lender Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lender Parties in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans, and (ii) agreeing to reimburse the Lender Parties and the other Lender Securitization Parties for any legal or other expenses reasonably incurred by such Persons in connection with defending the Lender Securitization Liabilities; provided, however, the Loan Parties shall not be liable for any other costs or expenses nor shall the Loan Parties employees be subject to unreasonable workload in connection with a Lender Securitization and such Lenders participating in a Lender Securitization (and not any other Lenders) shall promptly reimburse the Loan Parties for all costs and expenses incurred in connection with the Loan Parties compliance with requests expressly made under this Section 12.07(g).

          (h) Consent to Disclosure. Subject to the provisions of Section 12.08, each Loan Party authorizes each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Loan Parties in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement.
     12.08 Confidentiality.
          (a) Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and Approved Funds and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, counsel, accountants, advisors, actual and prospective investors, and other representatives (collectively, the “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or to Rating Agencies, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar judicial or legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty to any swap or derivative transaction relating to the Borrower or any other Loan Party and its obligations, provided that such parties agree to be bound by confidentiality provisions substantially similar to those hereunder, and to the Representatives of the foregoing parties in clauses (i) and (ii), (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Representatives on a non-confidential basis from a source other than the Loan Parties. The terms of this provision shall supersede and replace any previous agreement regarding the no disclosure of confidentiality of the Information. This provision shall terminate upon the termination of the Commitments and payment of the Obligations.
     For purposes of this Section, (i) “Information” means, all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to or in the possession of the Administrative Agent, any Lender or the L/C Issuer or their Representatives (or any intended recipient) on a non-confidential basis prior to disclosure by any Loan Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information and (ii) “Rating Agencies” means Moody’s Investor Services, Inc., Standard and Poor’s Ratings Group, a Division of McGraw Hill Corporation, Fitch Ratings Ltd., or any other nationally recognized rating agency or service. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and Transactions.
          (b) Neither the Borrower nor any Affiliate thereof will in the future issue any press releases or other public disclosure using the name of “CIT Lending Services Corporation” or its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to such Lender and without the prior written consent of such Lender unless (and only to the extent that) the Borrower or Affiliate is required to do so under law and then, in any event, the Borrower or Affiliate will consult with such Lender before issuing such press release or other public disclosure. The Borrower hereby consents to the publication by any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     12.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of a Lender is authorized at any time and from time to time, with the prior written consent of the Administrative Agent, but without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the

Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter; provided that the Fee Letter shall survive the effectiveness of this Agreement and the initial Credit Extensions hereunder and shall continue to be in full force and effect after the Closing Date in accordance with its terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     12.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     12.14 Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     12.15 Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Revolving Commitment and outstanding Loans (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 12.07(b) to one or more other Lenders or assignees satisfactory to the Administrative Agent and procured by the Borrower (each, a “replacement lender”). The Borrower shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 3.01, 3.04 or 3.05, as applicable, through the date of such sale and assignment. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and such Lender’s L/C Exposure and Swingline Exposure.
     12.16 Governing Law.
          (a) THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
          (b) EACH PARTY HERETO HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (INCLUDING ITS APPELLATE DIVISION), AND OF ANY OTHER APPELLATE COURT IN THE STATE OF NEW YORK, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE TRANSACTIONS. EACH LOAN PARTY HEREBY ALSO SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS SITTING IN ANY STATE IN WHICH THE BORROWER OR OTHER LOAN PARTY OWNS PROPERTY OR OPERATES ITS BUSINESS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     12.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     12.18 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.
     12.19 Nonliability of Lenders. The relationship between the Loan Parties on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower or guarantor, as applicable, and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Loan Parties agree that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the bad faith, gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Loan Parties acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the Transactions among the Agents, Lenders or among the Loan Parties and the Lenders and the Agents.
Signature Pages Follow

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	THE GENERATIONS NETWORK, INC.
	By:	/s/ Tim Sullivan
		Name:	Tim Sullivan
		Title:	President and Chief Executive Officer

HALEY ACQUISITION CORPORATION
	By:	/s/ Benjamin C. Spero
		Name:	Benjamin C. Spero
		Title:	Vice President and Secretary

GUARANTORS:	GENERATIONS HOLDING, INC.
	By:	/s/ Tim Sullivan
		Name:	Tim Sullivan
		Title:	President and Chief Executive Officer

MYFAMILY/TAM SUBSIDIARY CORP.
	By:	/s/ David H. Rinn
		Name:	David H. Rinn
		Title:	President

ROOTSWEB.COM, INC.
	By:	/s/ David H. Rinn
		Name:	David H. Rinn
		Title:	President

ENCOUNTER TECHNOLOGIES, LLC
	By:	/s/ David H. Rinn
		Name:	David H. Rinn
		Title:	President
[Signature Page to Credit Agreement]

CIT LENDING SERVICES CORPORATION, as Administrative Agent

By:	/s/ Marcy Dean
	Name:	Marcy Dean
	Title:	Vice President

CIT LENDING SERVICES CORPORATION, as a Lender
By:	/s/ Marcy Dean
	Name:	Marcy Dean
	Title:	Vice President

CIT CAPITAL SECURITIES LLC, as Co-Lead Arranger and Co-Book Runner
By:	/s/ John Tamburro
	Name:	John Tamburro
	Title:	Vice President
[Signature Page to Credit Agreement]

BMO CAPITAL MARKETS FINANCING, INC., as Lender
By:	/s/ Bryan J. Rolfe
	Name:	Bryan J. Rolfe
	Title:	Managing Director
[Signature Page to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender
By:	/s/ Doug Maker
	Name:	Doug Maker
	Title:	MD

/s/ Anthony Casciano
Anthony Casciano
MD
[Signature Page to Credit Agreement]

ZION FIRST NATIONAL BANK, as Lender
By:	/s/ Jim C. Stanchfield
	Name:	Jim C. Stanchfield
	Title:	Vice President
[Signature Page to Credit Agreement]

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.,
as Lender
By:	/s/ K. Nicholas Martitsch
	Name:	K. Nicholas Martitsch
	Title:	Associate General Counsel
[Signature Page to Credit Agreement]

CHURCHILL FINANCIAL CAYMAN LTD.

By: Churchill Financial LLC, its Collateral Manager

By:	/s/ Chris Cox
	Name:	Chris Cox
	Title:	Managing Director
[Signature Page to Credit Agreement]

FORTRESS CREDIT FUNDING I LP, as Lender

By: Fortress Credit Funding I GP LLC, its general partner

By:	/s/ Marc K. Furstein
	Name:	Marc K. Furstein
	Title:	Chief Operating Officer
The Generations Network
[Signature Page to Credit Agreement]

FORTRESS CREDIT FUNDING III LP, as Lender

By: Fortress Credit Funding III GP LLC, its general partner

By:	/s/ Marc K. Furstein
	Name:	Marc K. Furstein
	Title:	Chief Operating Officer
The Generations Network
[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender
By:	/s/ Tasneem A. Ebrahim
	Name:	Tasneem A. Ebrahim
	Title:	Senior Vice President
[Signature Page to Credit Agreement]

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND,
as Lender
By:	/s/ Louise O’Connor
	Name:	Louise O’Connor
	Title:	Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND,
as Lender
By:	/s/ Pat Kilbane
	Name:	Pat Kilbane
	Title:	COO
[Signature Page to Credit Agreement]

WELLS FARGO FOOTHILL, LLC, as Lender
By:	/s/ Terri Le
	Name:	Terri Le
	Title:	Vice President
[Signature Page to Credit Agreement]